OMB APPROVAL

OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	14.25

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Helix Energy Solutions Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

HELIX ENERGY SOLUTIONS GROUP, INC.
400 North Sam Houston Parkway East
Houston, Texas 77060
Telephone: (281) 618-0400

April 11, 2008

Dear Shareholder:

You are cordially invited to join us for our 2008 Annual Meeting of Shareholders to be held on Tuesday, May 6, 2008 at 4:30 p.m. at the Greenspoint Club, 16925 Northchase, Houston, Texas 77060. Beginning at 4:00 p.m., employees and officers will be available to provide information about 2007 developments.

The enclosed materials include the formal Notice of Annual Meeting of Shareholders, the Proxy Statement, a proxy card and the Annual Report. The Proxy Statement describes the business to be conducted at the meeting. At the meeting, we will also report on industry matters of current interest to our shareholders and you will have an opportunity to meet with some of our directors and officers.

Your Vote is Important. Whether you own a few or many shares of stock, it is important that your shares be represented. Regardless of whether you plan to attend the meeting in person, please complete and sign the enclosed proxy card and promptly return it in the envelope provided.

We look forward to seeing you at the annual meeting.

Sincerely,
Owen Kratz
President and Chief Executive Officer

VOTING METHOD

If you are a holder of record of common stock, you may vote your shares by mail. You may also revoke your proxy any time before the annual meeting by following the instructions in this proxy statement. Due to the small number of our record shareholders (non “street-name” holders), we have elected to forego the high cost of internet and telephone voting. To vote by mail:

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope.

If your shares are held in “street name” through a broker, bank or other third party, you will receive instructions from that third party that you must follow in order for your shares to be voted.

YOUR OPINION IS IMPORTANT. THANK YOU FOR VOTING.

INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

We are pleased to offer shareholders the ability to review our annual report on Form 10-K for the year ended December 31, 2007 and proxy materials electronically over the internet. You can access this information by visiting the Helix website (www.HelixESG.com), then clicking Investor Relations, then SEC Filings, and then the particular filing. These filings also may be viewed through the Securities and Exchange Commission website at www.sec.gov. Our 2007 Annual Report may also be viewed over the internet at the Helix website by clicking Investor Relations, and then Annual Reports.

HELIX ENERGY SOLUTIONS GROUP, INC.

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

DATE:	Tuesday, May 6, 2008

TIME:	4:30 p.m. Central Time (Houston Time)

PLACE:	Greenspoint Club 16925 Northchase Houston, Texas 77060

ITEMS OF BUSINESS:	1. To elect two Class III directors each to serve a three-year term expiring on the later of the annual meeting of shareholders in 2011 and a successor being elected and qualified.

2. To transact or take action on any other business that may properly be considered at the annual meeting or any adjournment thereof.

RECORD DATE:	You may vote at the annual meeting if you were a holder of our common stock of record at the close of business on March 28, 2008.

VOTING BY PROXY:	You are invited to attend the annual meeting in person. Whether or not you plan to attend the annual meeting, you may vote your shares by completing and promptly returning the enclosed proxy card in the envelope provided.

By Order of the Board of Directors,
Alisa B. Johnson
Corporate Secretary

April 11, 2008

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes. An envelope, which requires no postage if mailed in the United States, is enclosed for this purpose.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2008

The Company’s Proxy Statement and 2007 Annual Report to Stockholders (including our annual report on Form 10-K) for the fiscal year ended December 31, 2007 are available at www.HelixESG.com under the Investor Relations tab by clicking SEC Filings.

HELIX ENERGY SOLUTIONS GROUP, INC.
400 North Sam Houston Parkway East
Houston, Texas 77060
Telephone: (281) 618-0400

PROXY STATEMENT
Annual Meeting of Shareholders
May 6, 2008

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

The accompanying proxy is solicited on behalf of the Board of Directors of Helix Energy Solutions Group, Inc., a Minnesota corporation that is referred to herein as the “Company,” “we,” “us,” “our” or “Helix.” We are providing these proxy materials to you in connection with our annual meeting of shareholders, to be held on Tuesday, May 6, 2008 at 4:30 p.m. at the Greenspoint Club, 16925 Northchase, Houston, Texas 77060, and all reconvened meetings after adjournments thereof. As a shareholder of the Company, you are invited to attend the annual meeting and are entitled and requested to vote on the proposal described in this proxy statement.

We are mailing our annual report for the year ended December 31, 2007, along with this notice of annual meeting, proxy statement and accompanying proxy card, on or about April 11, 2008.

Who may vote at the annual meeting?

The board has set March 28, 2008 as the record date for the annual meeting. If you were the owner of Helix common stock at the close of business on March 28, 2008, you may vote at the annual meeting. You are entitled to one vote for each share of common stock you held on the record date. You may cast one vote for each share of common stock held by you on the record date on each of the matters presented at the meeting.

How many shares must be present to hold the annual meeting?

A majority of Helix’s outstanding common shares as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 91,680,796 shares of Helix common stock outstanding and entitled to vote at the meeting held by approximately 45,820 beneficial owners. Shares are counted as present at the annual meeting if you:

•	are present in person at the annual meeting; or

•	have properly submitted a proxy card.

Proxies received but marked as abstentions or withholding authority, if any, and broker non-votes, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

What proposals will be voted on at the annual meeting?

The only matter currently scheduled to be voted on at the annual meeting is the election of two Class III directors to the Board of Directors of Helix Energy Solutions Group, Inc., each to serve a three-year term expiring on the later of the annual meeting of shareholders in 2011 and a successor being elected and qualified.

We also will consider other business that properly comes before the meeting in accordance with Minnesota law and our By-laws. The Chairman of the annual meeting may refuse to allow the presentation of a proposal or a nomination for the board from the floor of the annual meeting if the proposal or nomination was not properly submitted.

What happens if additional matters are presented at the annual meeting?

Other than the election of two Class III directors, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Minnesota law and our By-laws.

How many votes are required to approve each proposal?

The election of each director nominee requires the affirmative “FOR” vote of a plurality of the shares present in person or by proxy at the annual meeting and entitled to vote on the election of directors. Assuming that a quorum is present at the annual meeting, the two directors receiving the greatest number of votes cast by the holders of common stock entitled to vote on the matter will be elected as directors. As a result, if you “WITHHOLD AUTHORITY” to vote for a nominee, your vote will not be counted in determining the outcome of the election of directors.

Any other proposal being voted on requires the affirmative “FOR” vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on that proposal.

How are votes counted?

You may either vote “FOR” or “WITHHOLD AUTHORITY” to vote on each nominee for the Board of Directors. Only “FOR” votes are counted in determining whether a plurality has been cast in favor of a director. If you sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and as recommended by the Board of Directors on any other proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote, but will be counted in determining whether there is a quorum present. In this situation, a “broker non-vote” occurs. Shares that constitute broker non-votes are not considered as entitled to vote on the proposal in question, thus effectively reducing the number of shares needed to approve any proposal introduced at the annual meeting.

Under the rules of the New York Stock Exchange, or “NYSE,” in effect at the time this proxy statement was printed, if you hold your shares though a broker, your broker has discretionary authority and thus is permitted to vote your shares on “routine” matters, which includes the election of directors, even if the broker does not receive voting instructions from you.

How does the board recommend that I vote?

Our board unanimously recommends that you vote your shares “FOR” each of the director nominees described in this proxy statement.

How do I vote my shares without attending the meeting?

Whether you hold shares directly or in street name, you may direct your vote without attending the annual meeting. You will designate another person to vote the shares you own. That other person is called a proxy and is designated by delivery of a written document called a proxy or proxy card. If you deliver a properly executed written proxy, that proxy will be voted at the annual meeting in accordance with the directions given in the proxy, unless you revoke the proxy before the annual meeting.

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered a shareholder of record with respect to those shares and the proxy materials and proxy card are being sent directly to you by Wells Fargo. Please carefully consider the information contained in this proxy statement, and whether or not you plan to attend the meeting, complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting, and so that your shares may be voted in accordance with your wishes if you later decide not to attend the annual meeting. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should sign your name and indicate such title or capacity on the proxy card.

If, like most shareholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the proxy materials are being forwarded to you together with a voting instruction card. Please carefully consider the information contained in this proxy statement, and then complete, date, sign and return the accompanying voting instruction card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the internet. The availability of telephone or internet voting will depend upon the voting process of the broker, bank or other nominee. You should follow the voting directions provided by your broker, bank or nominee. If you provide specific voting instructions in accordance with the directions provided by your broker, bank or nominee, your shares will be voted by such party as you have directed.

If you are a shareholder of record, you may vote by mail by signing and dating your proxy card and mailing it in the envelope provided.

How do I vote my shares in person at the meeting?

If you are a shareholder of record, to vote your shares at the meeting you should bring the enclosed proxy card (or use the ballot provided at the annual meeting) and proof of identification. You may vote shares held in street name at the meeting only if you obtain a signed “legal proxy” from the record holder (broker, bank or other nominee) giving you the right to vote the shares and provide an account statement or letter from such nominee showing that you were the beneficial owner of the shares on the record date.

Even if you plan to attend the meeting, we encourage you to vote by proxy card so your vote will be counted if you later decide not to attend the annual meeting.

How do I get to the annual meeting of shareholders?

A map is provided on the back of this proxy statement for your convenience.

May shareholders ask questions at the annual meeting?

Yes. During the annual meeting shareholders may ask questions or make remarks directly related to the matters being voted on. In order to ensure an orderly meeting, we ask that shareholders direct questions and comments to the Chairman. In order to provide this opportunity to every shareholder who wishes to speak, the Chairman may limit each shareholder’s remarks to two minutes. In addition, beginning at 4:00 p.m., employees and officers will be available to provide information about 2007 developments and to answer questions of more general interest.

What does it mean if I receive more than one proxy card?

It means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card.

May I change my vote?

Yes, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to the Corporate Secretary of Helix;

•	submitting a properly signed proxy card with a later date; or

•	voting in person at the annual meeting.

If you hold shares in street name, you must follow the procedures required by the holder of record, either your broker, bank or other nominee, to revoke or change a proxy. You should contact the shareholder of record directly for more information on these procedures.

Who will count the votes?

We have hired a third party, Wells Fargo Shareowner Services, to judge the voting, be responsible for determining whether or not a quorum is present, and tabulate votes cast by proxy or in person at the annual meeting.

Who will bear the cost for soliciting votes for the meeting?

We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to beneficial owners; provided, however that we will not bear any costs related to an individual shareholder’s use of the internet or telephone to cast their vote. Proxies may be solicited by mail, in person, or by telephone or by facsimile by certain of our officers, directors and regular employees, without extra compensation.

How do I find out the results of the annual meeting?

Preliminary voting results will be announced at the annual meeting. The final voting results will be published in our second quarter 2008 quarterly report on Form 10-Q and will be available on www.HelixESG.com or in an earlier filed Form 8-K.

Where can I obtain the annual report and other information?

We are pleased to offer shareholders the ability to review our Annual Report on Form 10-K for the year ended December 31, 2007 and proxy materials electronically over the internet at the Helix website (www.HelixESG.com) by clicking Investor Relations, then SEC Filings, and then the particular filing. These filings may also be viewed through the Securities and Exchange Commission website at www.sec.gov. Our 2007 Annual Report may also be viewed over the internet at the Helix website by clicking Investor Relations, and then Annual Reports.

Whom should I call with other questions?

If you have additional questions about this proxy statement or the meeting, or would like additional copies of this document or our 2007 Annual Report to Shareholders (including our Annual Report on Form 10-K), please contact: Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston Texas, 77060, Attention: Corporate Secretary, telephone: (281) 618-0400.

How may I communicate with the Company’s Board of Directors?

Shareholders may send communications in care of the Corporate Secretary, Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060. Please indicate whether your message is for the Board of Directors as a whole, or a particular group or committee of directors, or an individual director.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with our By-laws, the Board of Directors currently consists of eight members and is divided into three classes of similar size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. The Class I, II and III directors are currently serving until the later of the annual meeting in 2010, 2009 and 2008, respectively, and their respective successor being elected and qualified. There are currently three directors in Class I and Class II and two directors in Class III.

Two directors are to be elected at the 2008 Annual Meeting. Gordon F. Ahalt and Anthony Tripodo are the Class III directors whose terms expire at this annual meeting and who have been nominated for re-election to the board to serve until the later of the 2011 annual meeting and their successors are elected and qualified. Each of the nominees listed below is currently serving as a director.

Unless otherwise instructed, the persons named as proxies will vote all proxies received FOR the election of the persons named as nominees below as Class III directors for a term of three years, until the later of the annual meeting of shareholders to be held in 2011 and their respective successor being elected and qualified. There is no cumulative voting in the election of directors and the Class III directors will be elected by a plurality of the votes cast at the Annual Meeting.

All of the nominees have agreed to be named in this proxy statement and have indicated a willingness to continue to serve if elected. The Corporate Governance and Nominating Committee of the board nominated each of the candidates for election. If any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the board, unless a contrary instruction is indicated on the proxy. The board has no reason to believe that any of the nominees will become unavailable. The board has affirmatively determined that the nominees qualify as “independent” as that term is defined under NYSE Rule 303A and applicable rules promulgated by the Securities and Exchange Commission.

In the section below, we provide the names and biographical information about the two Class III nominees and each other member of the board. Age and other information in the director’s biographical information are as of March 28, 2008. Information about the number of shares of Common Stock beneficially owned by each director as of March 28, 2008 appears below under the heading “Share Ownership Information — Management Shareholdings” on pages 21 to 23.

There are no family relationships among any of our directors, nominees for director or executive officers.

Information about Nominees for Class III Directors

NOMINEES FOR CLASS III DIRECTORS THREE YEAR TERM EXPIRING IN 2011:

Gordon F. Ahalt	Director since 1990
Retired Consultant	age 80

Mr. Ahalt has served as a director since July 1990. Since 1982, Mr. Ahalt has been the President of GFA, Inc., a petroleum industry management and financial consulting firm. From 1977 to 1980, he was President of the International Energy Bank, London, England. From 1980 to 1982, he served as Senior Vice President and Chief Financial Officer of Ashland Oil Company. Prior thereto, he spent a number of years in executive positions with Chase Manhattan Bank. Mr. Ahalt also serves as a director of Bancroft & Elsworth Convertible Funds and other private investment funds. Mr. Ahalt received a B.S. Degree in Petroleum Engineering in 1951 from the University of Pittsburgh.

Anthony Tripodo	Director since 2003
Executive Vice President and Chief Financial Officer	age 55
Tesco Corporation

Mr. Tripodo has served as a director since February 2003. Mr. Tripodo is the Executive Vice President and Chief Financial Officer of Tesco Corporation. From 2003 through the end of 2006, he was a Managing Director of Arch Creek Advisors LLC, a Houston based investment banking firm. From 2002 to 2003, Mr. Tripodo was Executive Vice President of Veritas DGC, Inc., an international oilfield service company specializing in geophysical services. Prior to becoming Executive Vice President, he was President of Veritas DGC’s North and South American Group. From 1997 to 2001, he was Executive Vice President, Chief Financial Officer and Treasurer of Veritas. Previously, Mr. Tripodo served 16 years in various executive capacities with Baker Hughes, including serving as Chief Financial Officer of both the Baker Performance Chemicals and Baker Oil Tools divisions. Mr. Tripodo also serves as a director of TXCO Resources Inc., an independent oil and gas enterprise with operations primarily in Texas, onshore Gulf Coast region and Western Oklahoma. He graduated summa cum laude with a bachelor of arts degree from St. Thomas University.

Information about Continuing Directors

CLASS I DIRECTORS TERM EXPIRING IN 2010:

Owen Kratz	Director since 1990
President and Chief Executive Officer	age 53
Helix Energy Solutions Group, Inc.

Mr. Kratz is President and Chief Executive Officer of Helix Energy Solutions Group, Inc. He was appointed Executive Chairman in October 2006 and served in that capacity until February 2008 when he resumed the position of President and Chief Executive Officer. He was appointed Chairman in May 1998, and served as Chief Executive Officer from April 1997 until October 2006. Mr. Kratz served as President from 1993 until February 1999, and has served as a director since 1990. He served as Chief Operating Officer from 1990 through 1997. Mr. Kratz joined Cal Dive International, Inc. (now known as Helix) in 1984 and has held various offshore positions, including saturation diving supervisor, and has had management responsibility for client relations, marketing and estimating. Mr. Kratz is also a director of Cal Dive International, Inc., our majority owned subsidiary. Mr. Kratz has a bachelor of science degree in biology and chemistry from the State University of New York at Stony Brook.

Bernard J. Duroc-Danner	Director since 1999
Chairman of the Board, President and Chief Executive Officer	age 54
Weatherford International Ltd.

Mr. Duroc-Danner has served as a director since February 1999. He has been Chairman of the Board, President and Chief Executive Officer of Weatherford International Ltd. since 1998. Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Mr. Duroc-Danner also serves as a director of LMS, a London investment company. Mr. Duroc-Danner holds a Ph.D. in economics from The Wharton School of the University of Pennsylvania.

John V. Lovoi	Director since 2003
Principal	age 47
JVL Partners

Mr. Lovoi has served as a director since February 2003. He is a founder and Managing Partner of JVL Partners, a private oil and gas investment partnership. Mr. Lovoi served as head of Morgan Stanley’s global oil and gas investment banking practice from 2000 to 2002 and was a leading oilfield services and equipment research analyst for Morgan Stanley from 1995 to 2000. Prior to joining Morgan Stanley in 1995, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi also serves as a director of Evergreen Energy, Inc., a clean energy technology company engaged in providing technology and service solutions to the power generation industry and Dril-Quip, Inc., a provider of offshore drilling and production equipment to the global oil and gas business. Mr. Lovoi graduated from Texas A&M University with a bachelor of science degree in chemical engineering and received an M.B.A. from the University of Texas.

CLASS II DIRECTORS TERM EXPIRING IN 2009:

T. William Porter	Director since 2004
Chairman	age 66
Porter & Hedges, L.L.P.

Mr. Porter has served as a director since March 2004. He is the Chairman and a founding partner of Porter & Hedges, L.L.P., a Houston law firm formed in 1981. Mr. Porter also serves as a director of Copano Energy L.L.C., a midstream energy company with networks of natural gas gathering and intrastate transmission pipelines in the Texas Gulf Coast and Oklahoma mid-continent regions, and U.S. Concrete, Inc., a value-added provider of ready-mixed concrete and related products and services to the construction industry in several major markets in the United States. Mr. Porter graduated with a B.B.A. in finance from Southern Methodist University in 1963 and received his law degree from Duke University in 1966.

William L. Transier	Director since 2000
Chief Executive Officer and President	age 53
Endeavour International Corporation

Mr. Transier has served as a director since October 2000. He is Chief Executive Officer and President, and serves as Chairman of the Board, of Endeavour International Corporation, an international oil and gas exploration and production company. He served as Co-Chief Executive Officer of Endeavour from its formation in February 2004 through September 2006. Mr. Transier served as Executive Vice President and Chief Financial Officer of Ocean Energy, Inc. from March 1999 to April 2003, when Ocean Energy merged with Devon Energy Corporation. From September 1998 to March 1999, Mr. Transier served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation when Seagull Energy merged with Ocean Energy. From May 1996 to September 1998, he served as Senior Vice President and Chief Financial Officer of Seagull Energy Corporation. Prior thereto, Mr. Transier served in various roles including partner from June 1986 to April 1996 in the audit department of KPMG LLP. In addition to serving on our Board of Directors and the Board of Endeavour, he is also a director of Reliant Energy, Inc., a provider of electricity and energy services to retail and wholesale customers in the United States and Cal Dive International, Inc., our majority owned subsidiary. Mr. Transier graduated from the University of Texas with a B.B.A. in accounting and has a M.B.A. from Regis University.

James A. Watt	Director since 2006
Chief Executive Officer and President	age 58
Dune Energy, Inc.

Mr. Watt has served as a director since July 2006. Mr. Watt has been Chief Executive Officer and President of Dune Energy, Inc., an oil and gas exploration and development company since April 2007. He served as Chairman and Chief Executive Officer of Maverick Oil and Gas, Inc., an independent oil and gas exploration and production company from August 2006 until March 2007. Mr. Watt was the Chief Executive Officer of Remington Oil and Gas Corporation from February of 1998 and the Chairman of Remington from May 2003, until Helix acquired Remington in July 2006. Mr. Watt also served on Remington’s Board of Directors from September 1997 to July 2006. Mr. Watt was Vice President/Exploration of Seagull E & P, Inc., from 1993 to 1997, and Vice President/Exploration and Exploitation of Nerco Oil & Gas, Inc. from 1991 to 1993. Mr. Watt is also a director of Pacific Energy Resources, Ltd., an exploration and development company with offshore and onshore operations primarily in California and Alaska. He graduated from Rensselaer Polytechnic Institute with a bachelor of science in physics.

Board of Directors Recommendation

The board recommends that you vote “FOR” each of the nominees to the Board of Directors set forth in this Proposal 1.

Vote Required

Election of each director requires the affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the annual meeting. This means the two directors receiving the greatest number of votes cast by the holders of common stock entitled to vote on the matter will be elected as directors.

BOARD OF DIRECTORS

Board of Directors Independence

The board consists of eight directors. The board has affirmatively determined that the following members of the board qualify as “independent” as that term is defined under NYSE Rule 303A and applicable rules under the Securities Exchange Act of 1934: Messrs. Ahalt, Duroc-Danner, Lovoi, Porter, Tripodo, Transier and Watt. In making this determination, the board has concluded that none of these members has a relationship which, in the opinion of the board, is material and would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The non-independent, management director is Mr. Kratz, our current President and Chief Executive Officer. Accordingly, a majority of the members of the Board of Directors are independent, as required by NYSE Rule 303A. This independence determination is analyzed annually to promote arms-length oversight. In making the determination regarding independence the board reviewed the NYSE criteria for independence in advance of the first meeting of the board in 2008. The board then gathered information with respect to each board member individually about potential transactions and relationships between Helix and any directors, including the existence of certain ongoing transactions entered into between the Company and certain entities on which existing directors serve as officers or directors including transactions with Weatherford International Ltd., Tesco Corporation and Endeavor International Corporation. None of these transactions were deemed to affect the independence of the respective director and did not exceed the thresholds established by NYSE rules.

Attendance at the Annual Meeting of Shareholders

The Company’s Board of Directors holds a regular meeting immediately preceding each year’s annual meeting of shareholders. Therefore, members of the Company’s Board of Directors generally attend the Company’s annual meetings of shareholders. The board encourages the members to attend the annual meeting, but does not have a written policy regarding attendance at such meeting. Messrs. Kratz, Watt and Tripodo attended the 2007 annual meeting along with former director Martin Ferron.

Shareholder Communications with the Board

Pursuant to the terms of our Corporate Governance Guidelines adopted by the board, any shareholder or other interested party wishing to send written communications to any one or more of the Company’s directors may do so by sending them in care of the Corporate Secretary at the Company’s principal executive offices. All such communications will be forwarded to the intended recipient(s). All such communications should indicate whether it contains a message for the Board of Directors as a whole, or a particular group or committee of directors, or an individual director.

Sources for New Nominees

Messrs. Ahalt and Tripodo are directors standing for re-election. The Company did not utilize any third party search firms to assist in identifying potential director candidates during 2007 or to date in 2008. Neither the Corporate Secretary nor the Corporate Governance and Nominating Committee received any recommendations for director candidates from any shareholder or group of shareholders during 2007 or to date in 2008.

Code of Business Conduct and Ethics

In 2003, we adopted a written code of business conduct and ethics that applies to all our directors, officers and employees, including our executive chairman (if any), chief executive officer, chief financial officer and chief accounting officer. We have also adopted a set of Corporate Governance Guidelines that applies to the Board of Directors. We have posted a current copy of the code and the guidelines on our website, which is located at www.HelixESG.com, under Investor Relations, then click Corporate Profile and then Corporate Governance. In addition, we intend to post on our website all disclosures that are required by law or NYSE listing standards concerning any amendments to, or waivers from, any provision of the code. Both the Code of Business Conduct and Ethics and the Corporate Governance Guidelines are available in print upon request sent to the Corporate Secretary at Helix Energy Solutions Group, Inc. 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060.

COMMITTEES OF THE BOARD AND MEETINGS

The board currently has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The following table summarizes the membership of the board and each of its committees as well as the number of times each met during the year ended December 31, 2007. Members were elected to these committees in February 2007 by a vote of the Board of Directors. Each member of each of these committees is independent as defined by the applicable NYSE and Securities and Exchange Commission rules. Each committee has a written charter approved by the board.

Corporate
Governance
	Board	Audit	Compensation	and Nominating

Mr. Kratz	Chair	—	—	—
Mr. Ahalt	Member	—	Member	Member
Mr. Duroc-Danner	Member	—	—	—
Mr. Lovoi	Member	—	Member	—
Mr. Porter	Member	Member	—	Chair
Mr. Transier	Member	Member	Chair	—
Mr. Tripodo	Member	Chair	—	Member
Mr. Watt	Member	—	Member	—
Number of Meetings in 2007
Regular	4	6	3	3
Special	1	4	1	0

During the year ended December 31, 2007, the board held a total of five meetings. Each director attended 75% or more of the total meetings of the board, and each director attended 75% or more of the total meetings of the committees on which such director served.

Non-management directors meet in regularly scheduled executive sessions following each board and committee meeting without any members of management being present and at which only those directors who meet the independence standards of the NYSE are present, provided however, that committees did meet with individual members of management during executive session by invitation. Mr. Porter presided as the Chair of each executive session of the board unless the particular topic of the applicable executive session dictated that another independent director serve as the Chair of the meeting, typically the Chair of the committee in charge of the particular topic. In the case of an executive session of the independent directors held in connection with a meeting of a committee of the board, the chairman of the particular committee will preside as Chair.

Audit Committee

The Audit Committee consists of three independent directors, Messrs. Porter, Transier and Tripodo, each of whom meets the independence and financial literacy requirements as defined in the applicable NYSE and Securities and Exchange Commission rules. The Audit Committee is appointed by the Board of Directors to assist the board in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community and others relating to: (1) the integrity of our financial statements, (2) the compliance by the Company with applicable legal and regulatory requirements, (3) the performance of the Company’s internal audit function and independent registered public accounting firm, and (4) the independent registered public accounting firm’s qualifications and independence. The Audit Committee acts under the terms of a written charter, which was most recently amended and restated in December 2007, a copy of which is available at our website, www.HelixESG.com, under Investor Relations, then click Corporate Profile, and then Corporate Governance. A copy of the Audit Committee Charter is available free of charge upon request to the Corporate Secretary at Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060. Among the duties of the Audit Committee, all of which are more specifically described in the Audit Committee Charter, the Audit Committee:

•	Oversees and appoints our independent registered public accounting firm.

•	Reviews the adequacy of accounting and audit principles and practices, and the adequacy of compliance assurance procedures and internal controls.

•	Reviews and pre-approves all non-audit services to be performed by the independent registered public accounting firm in order to maintain such accounting firm’s independence.

•	Reviews the scope of the annual audit.

•	Reviews with management and the independent registered public accounting firm our annual and quarterly financial statements, including disclosures made in management’s discussion and analysis and our earnings press releases.

•	Meets independently with management and the independent registered public accounting firm.

•	Reviews corporate compliance and disclosure systems.

•	Reviews and approves all related-party transactions.

•	Makes regular reports to the Board of Directors.

•	Reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the Board of Directors for approval.

•	Performs an annual self-evaluation of its own performance.

•	Produces an annual report for inclusion in our proxy statement.

Audit Committee Independence

The board has affirmatively determined that all members of the Audit Committee: (i) are considered “independent” as defined under NYSE Rule 303A, and (ii) meet the criteria for independence set forth in Exchange Act Rule 10A-3(b)(1).

Designation of Audit Committee Financial Expert

The board has determined that each of the members of the Audit Committee is financially literate and that William L. Transier and Anthony Tripodo are “audit committee financial experts,” as that term is defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002.

For more information regarding the Audit Committee, please refer to the “Report of the Audit Committee” beginning on page 19.

Compensation Committee

The Compensation Committee is composed of four non-employee, independent directors. The Compensation Committee is appointed by the board to discharge the board’s responsibilities relating to compensation of our executive officers. The Compensation Committee acts under the terms of, and the Board of Directors has adopted, a written charter for the Compensation Committee, a copy of which is available at our website, www.HelixESG.com, under Investor Relations, then clicking Corporate Profile, and then Corporate Governance. The Compensation Committee Charter is also available free of charge upon request to the Corporate Secretary at Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060. The Compensation Committee has the responsibilities described in the Compensation Committee Charter including the overall responsibility for reviewing, evaluating and approving the Company’s executive officer compensation agreements (to the extent such agreements are considered necessary or appropriate by the Compensation Committee), plans, policies and programs. The Compensation Committee is also responsible for reviewing and recommending to the board whether the “Compensation Discussion and Analysis” should be included in our proxy, and for performing such other functions as the board may assign to the Compensation Committee from time to time, including the responsibility to:

•	Review compensation philosophy and major compensation and benefits programs for employees.

•	Oversee the 2005 Long Term Incentive Plan, the Employee Retirement Savings Plan and the Employee Stock Purchase Plan.

•	Commission and review compensation surveys with respect to executive officer compensation as compared to our industry and our peer group, as discussed in our “Compensation Discussion and Analysis” below.

•	Review and approve executive officer compensation and bonuses, including bonuses and equity incentive compensation.

•	Review and reassess the adequacy of its charter annually and recommend any proposed changes to the board for adoption.

•	Perform an annual self-evaluation of its performance.

Corporate Governance and Nominating Committee

The goal of the Corporate Governance and Nominating Committee is to take a leadership role in shaping the corporate governance and business standards of our Board of Directors and the Company. The Corporate Governance and Nominating Committee consists of no fewer than three members, all of whom meet the independence requirements of the NYSE. The members of the Corporate Governance and Nominating Committee are appointed by the Board of Directors. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee, a copy of which is available at the Company’s website, www.HelixESG.com, under Investor Relations, then clicking Corporate Profile, and then Corporate Governance. The Corporate Governance and Nominating Committee Charter is also available free of charge upon request to the Corporate Secretary at Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060 .

The Corporate Governance and Nominating Committee identifies individuals qualified to become board members, consistent with criteria approved by the board, oversees the organization of the board to discharge the board’s duties and responsibilities properly and efficiently, and identifies best practices and recommends corporate governance principles, including giving proper attention and effective responses to shareholder concerns regarding corporate governance. The Corporate Governance and Nominating Committee has the responsibilities specifically described in the Corporate Governance and Nominations Committee Charter, including the responsibilities to:

•	Identify and evaluate potential qualified director nominees and select or recommend director nominees to the board.

•	Monitor, and recommend members for, each of the committees of the board.

•	Periodically review and revise our corporate governance principles.

•	Review and reassess the adequacy of its charter annually and recommend any proposed changes to the board for approval.

•	Perform an annual self-evaluation of its performance and the performance of the board.

•	Perform such other duties as may be assigned by the board from time to time.

Process for Director Nominations — Shareholder Nominees

The policy of the Corporate Governance and Nominating Committee is to consider properly submitted shareholder nominations for candidates for membership on the board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the board and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for board membership and should be addressed to the Corporate Secretary, Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060. In addition, our By-laws permit shareholders to nominate directors for consideration at an annual shareholder meeting. However, in order to be considered at this year’s annual meeting such nominations were required to be received by us prior to the date of this proxy statement. Shareholders may nominate persons for election to the Board of Directors to be considered at next year’s annual meeting in accordance with the procedure beginning on page 41 of this proxy statement.

Director Qualifications

The Corporate Governance and Nominating Committee has established certain criteria that apply to Committee-recommended nominees for a position on our board. Under these criteria, members of the board should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business and possess a familiarity with one or more of our industry segments. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders.

Identifying and Evaluating Nominees for Directors

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected, due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Corporate Governance and Nominating Committee, and may be considered at any point during the year. As described above, the Corporate Governance and Nominating Committee considers properly submitted shareholder nominations for candidates for the board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Corporate Governance and Nominating Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for our annual meeting of shareholders. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the board.

Directors’ Continuing Education

The Corporate Governance and Nominating Committee encourages all members of the board to attend director education programs appropriate to their individual backgrounds in order to stay abreast of developments in corporate governance and “best practices” relevant to their contribution to the board and their specific committee assignments.

During 2007, Mr. Transier attended “Making Corporate Boards More Effective” sponsored by the Harvard Business School, “Reliant Transactions Best Principles and Practices” presented by Ethics Education, “Ethics Overview” presented by Ethics Education and “Corporate Governance Overview” presented by the National Association of Corporate Directors. Mr. Porter attended the Foreign Corrupt Practices seminar sponsored by the National Association of Corporate Directors, and all directors attended “Internal Investigations and Foreign Corrupt Practices Act” presented by a law firm and sponsored by the Company.

DIRECTOR COMPENSATION

2007 Director Compensation Table

The following table provides compensation information for the one year period ended December 31, 2007 for each member of our Board of Directors.

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name(1)	($)(2)	($)(3)	($)(3)(4)	($)

Gordon F. Ahalt	$61,000	$82,845	-0-	$143,845
Bernard J. Duroc-Danner	$35,000	$68,501	$148,720	$252,221
John V. Lovoi	-0-	$70,005	$107,536	$177,541
T. William Porter	$75,000	-0-	$172,128	$247,128
William L. Transier	$82,000	$186,858	-0-	$268,858
Anthony Tripodo	-0-	$24,964	$107,536	$132,500
James A. Watt	$50,000	$103,345	-0-	$153,345

(1)	Mr. Kratz and Mr. Ferron have been omitted from the table because they did not receive any compensation for serving on our board. Mr. Ferron resigned from the board effective as of February 4, 2008.

(2)	The annual fee for each member of the board and the fee related to the applicable board member’s serving on committees are paid quarterly. Fees earned include fees from special committees established by the board during the year.

(3)	Amounts shown in these columns represent the expense recognized in the year ended December 31, 2007 as calculated in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payments” (“SFAS 123R”) and as a result, may include amounts from awards granted in, or prior to, 2007. The grant date fair value of the restricted stock awarded with respect to the year ended December 31, 2007 to each director, computed in accordance with SFAS 123R was $199,987 for Mr. Ahalt, $14,681 for Mr. Duroc-Danner, $82,218 for Mr. Lovoi, $232,486 for Mr. Transier, $108,764 for Mr. Tripodo and $199,987 for Mr. Watt including the grant date fair value of restricted stock issued to Mr. Tripodo and Mr. Lovoi in January 2008 in payment of fourth quarter 2007 fees. Mr. Porter did not receive a grant of restricted stock or other equity based compensation in 2007. No options were granted in 2007 to the members of the board.

(4)	As of December 31, 2007, options for 88,000 shares were outstanding to Messrs. Duroc-Danner awarded on February 25, 2004 which vest 20% on each of February 25, 2005, 2006, 2007, 2008 and 2009; options for 88,000 shares were outstanding to Lovoi awarded on February 17, 2003 which vested 20% on each of February 17, 2004, 2005, 2006, 2007 and 2008; options for 40,000 shares were outstanding to Mr. Ahalt awarded on January 23, 2001 which vested 20% on each of January 23, 2002, 2003, 2004, 2005 and 2006; options for 52,800 shares were outstanding to Mr. Porter awarded on May 11, 2004, which vest 20% on each of May 11, 2005, 2006, 2007, 2008 and 2009; and options for 51,000 shares were outstanding for Mr. Tripodo awarded on February 17, 2003 which vested 20% on each of February 17, 2004, 2005, 2006, 2007 and 2008. All grants of options to directors were in the initial amount equivalent to 88,000 shares. Neither Mr. Watt nor Mr. Transier had any outstanding options as of December 31, 2007. As of December 31, 2007, unvested restricted stock were outstanding to Mr. Duroc-Danner equal to 3,308 shares, to Mr. Ahalt equal to 12,311 shares, to Mr. Tripodo equal to 1,328 shares, to Mr. Lovoi equal to 3,561 shares, to Mr. Transier equal to 17,408 shares and to Mr. Watt equal to 14,709 shares. Mr. Porter had no unvested shares of restricted stock as of December 31, 2007.

For information regarding the vesting schedules of all restricted stock awards see the footnotes to the table under “Share Ownership Information — Management Shareholdings” on pages 21 to 23 hereof.

Summary of Director Compensation and Procedures

Our non-employee director compensation structure has three components: director fees, expenses and equity-based compensation currently in the form of restricted stock awards. We re-evaluate director compensation on an annual basis based on the compensation of directors by companies in our peer group. The directors (other than Messrs. Kratz, who is employed by the Company, and Mr. Ferron, who was employed by the Company prior to February 4, 2008) receive an annual director’s fee of $30,000, and $1,000 per board meeting for attending each of four regularly scheduled quarterly meetings and any special board meetings. Furthermore, each of the outside directors receives an annual committee retainer fee of $5,000 for each committee on which such director serves and a fee of $2,000 ($3,000 for the Chair) for each committee meeting attended. We also pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board of Directors and any committee thereof.

Since January 1, 2005, non-employee directors have had the option of taking board and committee fees (but not expenses) in the form of restricted stock, pursuant to the terms of the 2005 Long Term Incentive Plan, as amended (the “2005 Plan”) for grants after May 10, 2005, or the 1995 Long Term Incentive Plan, as amended (the “1995 Plan”) for grants on or before May 10, 2005. An election to take fees in the form of cash or stock is made by a director prior to the beginning of the subject fiscal year. Directors taking fees in the form of restricted stock receive an award for a quarter on the first business day of the next quarter in an amount equal to 125% of the cash equivalent on the last trading day of the fiscal quarter for which the fees are being determined. The award fully vests two years after the first day of the subject fiscal year. For fiscal year 2007, Messrs. Lovoi, and Tripodo elected to take board and committee fees in the form of restricted stock. During the year ended December 31, 2007, directors (other than our employees) compensation was $1,375,438, which was composed of $303,000 in cash compensation and $536,518 in restricted stock expense (as described above) and $535,920 in option expense.

Prior to 2005, each non-employee director received at approximately the time he joined the board, and on each fifth anniversary of service thereafter, options to purchase 44,000 shares of our common stock at an exercise price equal to the fair market value of the common stock on the date of grant. As with our other options, these vest equally over five years and expire on their tenth anniversary. On December 8, 2005, there was a two-for-one stock split that had the effect of doubling the number of options outstanding while halving the strike price. As of March 28, 2008, options for 88,000 shares were outstanding to each of Messrs. Duroc-Danner and Lovoi; options for 40,000 shares were outstanding to Mr. Ahalt; options for 52,800 shares were outstanding to Mr. Porter; and options for 51,000 shares were outstanding for Mr. Tripodo. Neither Mr. Watt nor Mr. Transier had any outstanding options as of March 28, 2008.

In 2005, the Board of Directors, on the recommendation of the Compensation Committee, voted to change the equity compensation of directors. Currently, on joining the board and initially on the date of the board meeting closest to the anniversary date of such joining (and thereafter on the date of each December board meeting) a director would receive a grant of restricted stock; provided, however, that such grants of restricted stock would not occur until such time as any prior grant of options had fully vested. Accordingly, on December 7, 2007, Messrs. Ahalt, Watt and Transier each received a grant of 4,797 shares of restricted stock. All such grants of restricted stock are made pursuant to the terms of the 2005 Plan and vest ratably over five years, subject to immediate vesting on the occurrence of a Change of Control (as defined in the 2005 Plan).

Directors who are also our employees do not receive cash or equity compensation for service on the board in addition to compensation payable for their service as employees of Helix.

CERTAIN RELATIONSHIPS

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. The Audit Committee has adopted a written statement of policy with respect to related party transactions. It is our written policy to approve and enter into transactions only when the board, acting through the Audit Committee, determines that a transaction with a related party is in, or not inconsistent with, the best interests of Helix or our shareholders. The Audit Committee will consider all relevant facts and circumstances available to the Audit Committee to determine whether such related party transaction is in our best interests, including, the benefits to us, the impact on a director’s independence, the availability of other sources for the product or services, the terms of the transaction and the terms available from unrelated third parties. The policy covers any transaction, arrangement or relationship in which we are a participant and in which a related party has a direct or indirect interest, other than transactions available to all employees generally or transactions involving less than $5,000. A “related party” includes any person that served as a senior officer or director in the last fiscal year; and a person that beneficially owns more than 5% of our outstanding voting securities; and a person that is the immediate family member of either of the foregoing or an entity that is controlled by any of the foregoing. Other than the ongoing ordinary course transactions with Weatherford International Ltd. (“Weatherford”) described below, we did not enter into any financial transactions with any related party during fiscal 2007. If we were to do so in the future, any such material financial transaction would need to be approved by our Audit Committee prior to our Company entering into such transaction.

Cal Dive International, Inc.

Before the initial public offering (IPO) of Cal Dive International, Inc., our majority owned subsidiary (Cal Dive or CDI), we provided to Cal Dive certain management and administrative services including: (i) accounting, treasury, payroll and other financial services; (ii) legal, insurance and claims services; (iii) information systems, network and communication services; (iv) employee benefit services (including direct third-party group insurance costs and 401(k) contribution matching costs discussed below); and (v) corporate facilities management services. In addition, Cal Dive provided to us operational and field support services including: (i) training and quality control services; (ii) marine administration services; (iii) supply chain and base operation services; (iv) environmental, health and safety services; (v) operational facilities management services; and (vi) human resources.

In contemplation of the IPO of Cal Dive, we entered into various intercompany agreements with CDI that address the rights and obligations of each respective company, including a Master Agreement, a Corporate Services Agreement, an Employee Matters Agreement and a Tax Matters Agreement. The Master Agreement describes and provides a framework for the separation of our business from Cal Dive’s business, allocates liabilities (including those potential liabilities related to litigation) between the parties, allocates responsibilities and provides standards for each of the parties’ conduct going forward (e.g., coordination regarding financial reporting), and sets forth the indemnification obligations of each party. In addition, the Master Agreement provides us with a preferential right to use a specified number of CDI’s vessels in accordance with the terms of such agreement.

Pursuant to the Corporate Services Agreement, each party agrees to provide specified services to the other party, including administrative and support services for the time period specified therein. Generally after we cease to own 50% or more of the total voting power of CDI common stock, all services may be terminated by either party upon 60 days notice, but a longer notice period is applicable for selected services. Each of the services shall be provided in exchange for a monthly charge as calculated for each service (based on relative revenues, number of users for a particular service, or other specified measure). In general, under the Corporate Services Agreement we provide CDI with services related to the tax, treasury, audit, insurance (including claims) and information technology functions; CDI provides us with services related to the human resources, training and orientation functions, and certain supply chain and environmental, health and safety services. However, the Corporate Services Agreement was amended effective January 1, 2008 to reflect that CDI no longer provides us with these functions.

Pursuant to the Employee Matters Agreement, except as otherwise provided, CDI generally accepts and assumes all employment related obligations with respect to all individuals who were employees of CDI as of the IPO closing date, including expenses related to existing options and restricted stock. Those employees are entitled to retain their Helix stock options and restricted stock grants under their original terms except as mandated by applicable law. The Employee Matters Agreement also permitted CDI employees to participate in our Employee Stock Purchase Plan for the offering period that ended June 30, 2007, and in connection with such continued participation CDI paid us $1.6 million for shares of our stock purchased by CDI employees.

Pursuant to the Tax Matters Agreement, we are generally responsible for all federal, state, local and foreign income taxes that are attributable to CDI for all tax periods ending on the IPO; CDI is generally responsible for all such taxes beginning after the IPO. In addition, the agreement provides that for a period of up to ten years, CDI is required to make annual payments to us equal to 90% of tax benefits derived by CDI from tax basis adjustments resulting from the “boot” gain recognized by us as a result of the distributions made to us as part of the IPO transaction.

Other

In April 2000, we acquired a 20% working interest in Gunnison, a deepwater Gulf of Mexico prospect of Kerr-McGee Oil & Gas Corp. Financing for the exploratory costs of approximately $20 million was provided by an investment partnership (OKCD Investments, Ltd. or “OKCD”). In exchange for the funding OKCD received a revenue interest in the form of an overriding royalty interest of 25% of Helix’s 20% working interest. The investors of OKCD included certain members of our executive management (Owen Kratz, current President and Chief Executive Officer — $18.4 million, Martin Ferron, former President and Chief Executive Officer — $200,500 and A. Wade Pursell, current Chief Financial Officer — $33,400). In exchange for his investment, each investor received a percentage revenue interest called a “Class A” interest in OKCD which was proportional to such investment in the investment partnership. Helix provided no guarantees to the investment partnership. Owen Kratz, through Class A limited partnership interests in OKCD, personally owns approximately 73% of the partnership and A. Wade Pursell owns approximately 1.33% of the partnership.

On September 29, 2000, OKCD designated 39% of the partnership as Class B shares reducing the aggregate interest in such investment partnership of the Class A interest holders to be distributed to certain of our employees (which included Messrs. Ferron and Pursell). Terms of the “B Participation Agreement” included a percentage revenue interest based on production from the Gunnison prospect over its life (estimated to be 12 years), but beginning only after the Class A interest holders in OKCD received distributions equal to two times their initial investment. Distributions to Class B interest holders are also subject to the individuals’ continued employment with Helix. The Class B interest holders have no voting rights.

As of September 29, 2000, the Gunnison exploratory prospect was not a sanctioned development. Sanctioning was achieved in 2001. Production began in December 2003. Payments to OKCD from the Company totaled $22.1 million, $34.6 million and $28.1 million in the years ended December 31, 2007, 2006 and 2005, respectively.

During 2007, 2006 and 2005, we paid $12.3 million, $6.1 million and $1.8 million, respectively, to Weatherford, an oil and gas industry company, for services provided to the Company. Bernard Duroc-Danner, a member of our Board of Directors, is part of the senior management team of Weatherford.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has served as the Company’s independent registered public accounting firm providing auditing and financial services since their engagement in fiscal year 2002, and will continue to provide such services during fiscal year 2008. We expect that representatives of Ernst & Young LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services (in thousands) provided by our independent registered public accounting firm in each of the last two fiscal years in each of the following categories were:

	2006		2007

Audit Fees(1)	$4,442	(2)	$3,474	(3)
Audit-Related Fees(4)	3		16
Tax Fees(5)	36		106
All Other Fees	-0-		1,763	(6)

Total	$4,481		$5,359

(1)	Fees related to the audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, and the review of the Company’s interim financial statements included in its quarterly reports on Form 10-Q.

(2)	2006 audit fees include approximately $2.3 million of fees related to the three-year carve-out audit of Cal Dive International, Inc. (2003-2005), the related Registration Statement on Form S-1 filing fees incurred in connection with our partial initial public offering of Cal Dive and the 2006 audit of Cal Dive.

(3)	The 2007 audit fees included approximately $1.5 million related to the audit of Cal Dive, of which $516,000 were incurred in connection with the acquisition of Horizon Offshore, Inc., including audit and reviews of the related financial statements included in Cal Dive’s Registration Statement on Form S-4, and the issuance of consents and comfort letters as well as the 2007 audit and review of Cal Dive’s interim financial statements.

(4)	Audit-related fees included consultations concerning financial accounting and reporting matters not required by statute or regulation.

(5)	Fees primarily related to statutory tax returns in the United Kingdom, Singapore, Australia, Egypt, India and tax planning.

(6)	All other fees reflect costs of integration advisory services rendered in connection with Cal Dive’s acquisition of Horizon.

The Audit Committee considers whether the provision of the foregoing services is compatible with maintaining the auditor’s independence and has concluded that the foregoing non-audit services and non-audit-related services did not adversely affect the independence of Ernst & Young LLP.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving certain audit and permissible non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permissible non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of audit and permissible non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. During the year, circumstances may arise such that it becomes necessary to engage the independent registered public accounting firm for services in excess of those contemplated by the budget or for additional services. Audit Committee approval is required to exceed the budget amount for a particular category of audit or permissible non-audit services and to engage the independent registered public accounting firm for any audit or permissible non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the Securities and Exchange Commission rules on auditor independence. The Audit Committee charter was amended to include specific pre-approval procedures with respect to tax related services. The Audit Committee charter delegates pre-approval authority in certain circumstances to the Chairman of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firms to ensure that such services are within the parameters approved by the Audit Committee. None of the fees were for services approved by the Audit Committee pursuant to the de minimis exception in paragraph (c)(7)(i)(c) of Rule 2-01 of Regulation S-X.

All fiscal year 2007 professional services by Ernst & Young LLP were pre-approved.

REPORT OF THE AUDIT COMMITTEE

In fiscal year 2007, the Audit Committee consisted of Anthony Tripodo, T. William Porter and William L. Transier, all of whom have been determined to be independent by the Board of Directors (as independence is defined in the listing standards of the NYSE and the rules of the SEC). Each member of the Audit Committee satisfies the NYSE requirements for experience and expertise, and the board also has determined that Mr. Tripodo and Mr. Transier are “audit committee financial experts” as defined by the SEC. During the fiscal year ended December 31, 2007, the Audit Committee conducted ten (10) meetings.

The primary purpose of the Audit Committee is to assess the information provided by management and our independent registered public accounting firm and to assist the Board of Directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: (1) the integrity of the financial statements of the Company; (2) the compliance by the Company with legal and regulatory requirements; (3) the performance of the Company’s internal audit function and independent registered public accounting firm; and (4) the independent registered public accounting firm’s qualifications and independence. The Audit Committee Charter, a written charter adopted by the Board of Directors, describes in greater detail the full responsibilities of the Audit Committee. A copy of the Audit Committee Charter is on our website at www.HelixESG.com or to any shareholder requesting a copy.

Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of our accounting and financial reporting principles and policies. Management is also responsible for establishing and maintaining the Company’s internal controls and procedures, establishing financial reporting processes and controls, evaluating the effectiveness of such controls and procedures and ensuring compliance with laws, regulations and ethical business standards. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (U.S.) and issuing a report thereon as well as expressing an opinion on the effectiveness of our internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reviewed and discussed the audited financial statements of Helix for the year ended December 31, 2007 with management, and management represented that the financial statements of Helix were prepared in accordance with accounting principles generally accepted in the United States. Management has also represented that they have assessed the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2007, and determined that as of that date, the Company has maintained effective internal control over financial reporting.

In connection with the December 31, 2007 financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management and the independent registered public accounting firm; (2) reviewed with the independent registered accounting firm the scope and plan of the audit; (3) discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended by SAS No. 91 and as otherwise may be modified or supplemented; (4) discussed with Ernst & Young LLP that firm’s independence from management and the Company and received written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as may be modified or supplemented; and (5) discussed with the independent registered public accounting firm (in executive session outside of the presence of management) the audited financial statements and the evaluation of our system of internal controls.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Submitted by the members of the Audit Committee.

AUDIT COMMITTEE
Anthony Tripodo (Chairman)
T. William Porter
William L. Transier

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

SHARE OWNERSHIP INFORMATION

Five Percent Owners

The following table sets forth information as to the only person or entity known by us to have beneficial ownership, as of March 28, 2008, of more than 5% of the outstanding shares of Company common stock. As of March 28, 2008, we had 91,680,796 shares outstanding. The information set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act on the basis of the most recent information filed with the Securities and Exchange Commission and furnished to us by the person listed. To our knowledge, except as otherwise indicated below, all shares shown as beneficially owned are held with sole voting power and sole dispositive power.

	Shares Beneficially	Percent of
Name and Address	Owned	Common Shares

David Einhorn (Greenlight Capital, L.L.C.)(1)	4,599,598(3)	5.0%
140 East 45th Street, 24th Floor New York, New York 10017

(1)	The number of shares includes shares held by David Einhorn consist of shares beneficially owned by Greenlight Capital, L.L.C., a Delaware limited liability company (“Greenlight LLC”), Greenlight Capital, Inc., a Delaware corporation (“Greenlight Inc.”), DME Advisors, L.P., a Delaware limited partnership (“Advisors,” and together with Greenlight LLC and Greenlight Inc., “Greenlight”), DME Advisors GP, LLC, a Delaware limited liability company that serves as general partner to Advisors, and Mr. David Einhorn, the principal of Greenlight. Mr. Einhorn is the beneficial owner of 5.0% of our outstanding common stock. This percentage and the number of shares beneficially held by each of the parties are based on the public filings made by Greenlight. Greenlight has the sole power to vote and dispose of the 4,599,598 shares of common stock beneficially owned by it. As the principal of Greenlight, Mr. Einhorn may direct the vote and disposition of the 4,599,598 shares of common stock beneficially owned by Greenlight. The information regarding Greenlight is based upon the Schedule 13G filed by Greenlight with the Securities and Exchange Commission dated March 13, 2008.

Management Shareholdings

The following table shows the number of shares of our common stock beneficially owned as of March 28, 2008 by our directors and nominees for director and the executive officers identified in the Summary Compensation Table below (“named executive officers”), and all directors and such executive officers as a group.

The number of shares beneficially owned by each director or executive officer is determined by the rules of the Securities and Exchange Commission, and the information does not necessarily indicate beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power regardless of economic interest, and also any shares that the person or entity can acquire within 60 days of March 28, 2008 through the exercise of stock options or other right. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. As of March 28, 2008 there were 91,680,796 shares of common stock outstanding. The address of all executive officers and directors is care of Helix Energy Solutions Group, Inc., 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060.

	Amount and	Of Shares Beneficially
	Nature of	Owned, Amount that may	Percentage of
	Beneficial	be Acquired Within 60 Days	Common Stock
Name of Beneficial Owner	Ownership(1)	by Option Exercise	Outstanding

Owen Kratz(2)	3,411,347	29,231	3.7%
Martin R. Ferron(3)	270,404	16,983	*
Bart H. Heijermans(4)	141,386	-0-	*
A. Wade Pursell(5)	197,407	93,704	*
Robert Murphy(6)	228,824	-0-	*
Gordon F. Ahalt(7)	75,439	40,000	*

	Amount and	Of Shares Beneficially
	Nature of	Owned, Amount that may	Percentage of
	Beneficial	be Acquired Within 60 Days	Common Stock
Name of Beneficial Owner	Ownership(1)	by Option Exercise	Outstanding

Bernard Duroc-Danner(8)	75,697	70,400	*
John V. Lovoi(9)	78,665	70,400	*
T. William Porter	35,200	35,200	*
William L. Transier(10)	19,884	-0-	*
Anthony Tripodo(11)	59,550	51,000	*
James A. Watt(12)	30,423	-0-	*
All named executive officers and directors as a group (12 persons)	4,624,226	406,918	5.0%

*	Indicates ownership of less than 1% of the outstanding shares of our common stock.

(1)	Amounts include the shares shown in the next adjacent column, which are not currently outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days of March 28, 2008 (i.e., on or before May 27, 2008).

(2)	Mr. Kratz disclaims beneficial ownership of 1,000,000 shares included in the above table, which are held by Joss Investments Limited Partnership, an entity of which he is a General Partner. Amount also includes restricted stock awards (i) in the amount of 59,518 shares awarded January 3, 2005 which vest 20% on January 3, 2006, 2007, 2008, 2009 and 2010; (ii) in the amount of 44,250 shares awarded on January 3, 2006 which vest 20% on each of January 3, 2007, 2008, 2009, 2010 and 2011; (iii) in the amount of 89,576 shares awarded on January 2, 2007 which vest 20% on January 2, 2008, 2009, 2010, 2011 and 2012 and (iv) in the amount of 72,289 shares awarded on January 2, 2008 which vest 20% on each of January 2, 2009, 2010, 2011, 2012 and 2013.

(3)	Mr. Ferron resigned as an officer and director of the Company on February 4, 2008. Mr. Ferron disclaims beneficial ownership of 43,340 shares included in the above table, which are held by the Uncle John Limited Partnership, a family limited partnership of which he is a General Partner. Pursuant to Mr. Ferron’s separation agreement, restricted stock awards in the amount 95,156 shares of previously issued but unvested restricted stock awarded to Mr. Ferron and nonqualified stock options to purchase 23,178 shares (17,520 of which remain unexercised) that were previously awarded but unvested, vested 10 days after the execution of the separation agreement between the Company and Mr. Ferron. In addition, the separation agreement extended the exercise period of 14,419 options until April 19, 2009 (8,760 of which remain unexercised).

(4)	Amount includes restricted stock awards (i) in the amount of 100,000 shares awarded September 1, 2005 two-thirds of which vested after two years and the remainder of which fully vest on September 1, 2008; (ii) in the amount of 20,138 shares awarded on September 1, 2005 which vest 20% on each of September 1, 2006, 2007, 2008, 2009, and 2010; (iii) in the amount of 13,600 shares awarded on January 3, 2006 which vest 20% on each of January 3, 2007, 2008, 2009, 2010 and 2011; (iv) in the amount of 39,082 shares awarded on January 2, 2007 which vest 20% on each of January 2, 2008, 2009, 2010, 2011 and 2012; and (v) in the amount of 48,193 shares awarded on January 2, 2008 which vest 20% on each of January 2, 2009, 2010, 2011, 2012 and 2013.

(5)	Mr. Pursell disclaims beneficial ownership of 15,000 shares included in the above table, which are held by the WT Kona Redbird Limited Partnership, a family limited partnership of which he is a General Partner. Amount also includes restricted stock awards (i) in the amount of 20,450 shares awarded January 3, 2005 which vest 20% on January 3, 2006, 2007, 2008, 2009 and 2010; (ii) in the amount of 14,950 shares awarded on January 3, 2006 which vest 20% on each of January 3, 2007, 2008, 2009, 2010 and 2011; (iii) in the amount of 36,946 shares awarded on January 2, 2007 which vest 20% on January 2, 2008, 2009, 2010, 2011 and 2012; and (iv) in the amount of 31,325 shares awarded on January 2, 2008 which vest 20% on January 2, 2009, 2010, 2011, 2012 and 2013.

(6)	Amount includes restricted stock awards (i) in the amount of 99,100 shares awarded July 1, 2006 which vest 60% on July 1, 2009, and 20% on July 1, 2010 and 2011; (ii) in the amount of 24,780 awarded July 1, 2006 which vested on July 1, 2007; and (iii) in the amount of 48,193 shares awarded on January 2, 2008 which vest 20% on January 2, 2009, 2010, 2011, 2012 and 2013.

(7)	Amount includes restricted stock awards (i) in the amount of 5,000 shares awarded December 13, 2005 which vest 20% on each of December 13, 2006, 2007, 2008, 2009 and 2010; (ii) in the amount of 5,642 shares awarded on December 7, 2006 which vest 20% on each of December 7, 2007, 2008, 2009, 2010 and 2011; and (iii) in the amount of 4,797 shares awarded on December 7, 2007 which will vest 20% on each of December 7, 2008, 2009, 2010, 2011 and 2012.

(8)	Amount includes restricted stock awards (i) in the amount of 948 shares awarded on April 3, 2006 which vested on January 1, 2008; (ii) in the amount of 1,340 shares awarded on July 3, 2006 which vested on January 1, 2008; (iii) in the amount of 552 shares awarded on October 2, 2006 which vested on January 1, 2008; and (iv) in the amount of 468 shares awarded on January 2, 2007 which will vest on January 1, 2009.

(9)	Amount includes restricted stock awards (i) in the amount of 1,014 shares awarded on April 3, 2006 which vested on January 1, 2008; (ii) in the amount of 534 shares awarded on July 3, 2006 which vested on January 1, 2008; (iii) in the amount of 627 shares awarded on October 2, 2006 which vested on January 1, 2008; (iv) in the amount of 588 shares awarded on January 2, 2007 which will vest on January 1, 2009; (v) in the amount of 461 shares awarded on April 2, 2007 which will vest on January 2, 2009; (vi) in the amount of 337 shares awarded on July 2, 2007 which will vest on January 2, 2009; (vii) in the amount of 405 shares awarded on October 1, 2007 which will vest on January 2, 2009; (viii) in the amount of 384 shares awarded on January 2, 2008 which will vest on January 2, 2010; and (ix) in the amount of 5,537 shares awarded February 28, 2008 which vest on each of February 28, 2009, 2010, 2011, 2012 and 2013.

(10)	Amount includes restricted stock awards (i) in the amount of 5,000 shares awarded on December 13, 2005 which vest 20% on each of December 13, 2006, 2007, 2008, 2009 and 2010; (ii) in the amount of 1,245 shares awarded on April 3, 2006 which vested on January 1, 2008; (iii) in the amount of 1,843 shares awarded on July 3, 2006 which vested on January 1, 2008; (iv) in the amount of 973 shares awarded on October 2, 2006 which vested on January 1, 2008; (v) in the amount of 5,642 shares awarded on December 7, 2006 which vest 20% on each of December 7, 2007, 2008, 2009, 2010 and 2011; (vi) in the amount of 1,036 shares awarded on January 2, 2007 which will vest on January 1, 2009; and (vii) (v) in the amount of 4,797 shares awarded on December 7, 2007 which vest 20% on each of December 7, 2008, 2009, 2010, 2011 and 2012.

(11)	Amount includes restricted stock awards (i) in the amount of 670 shares awarded on April 2, 2007 which will vest on January 2, 2009; (ii) in the amount of 658 shares awarded on July 2, 2007 which will vest on January 2, 2009; (iii) in the amount of 648 shares awarded on October 1, 2007 which will vest on January 2, 2009; (iv) in the amount of 723 shares awarded on January 2, 2008 which will vest on January 2, 2010; and (v) in the amount of 5,537 shares awarded February 28, 2008 which will vest on February 28, 2009, 2010, 2011, 2012 and 2013.

(12)	Amount includes 130 shares held as custodian for Mr. Watts’ son. Amount also includes restricted stock award (i) in the amount of 12,390 shares awarded on July 1, 2006 which vest 20% on each of July 1, 2007, 2008, 2009, 2010 and 2011 and (ii) in the amount of 4,797 shares awarded on December 7, 2007 which vest 20% on each of December 7, 2008, 2009, 2010, 2011 and 2012.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities, or “reporting person,” to file with the Securities and Exchange Commission initial reports of ownership and report changes in ownership of the Company’s common stock. Reporting persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of these reports furnished to the Company, we believe that all reports required to be filed by reporting persons pursuant to Section 16(a) of the Exchange Act were filed for the year ended December 31, 2007 on a timely basis.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information relating to the Company’s equity compensation plans as of December 31, 2007:

	Number of Securities
	to Be Issued upon	Weighted-Average	Number of Securities
	Exercise of Outstanding	Exercise Price of	Remaining Available
	Options, Warrants	Outstanding Options,	for Future Issuance under
Plan Category	and Rights(3)	Warrants and Rights	Compensation Plans(4)

Equity compensation plans approved by security holders(1)	-0-	-0-	4,605,069	(4)(5)
Equity compensation plans not approved by security holders(2)	736,550	$10.55	631,115

Total	736,550	$10.55	5,236,184

(1)	The 2005 Plan, which was approved by our stockholders at our 2005 annual meeting, provides that the Company may grant up to 6,000,000 shares of our common stock in the form of 2,000,000 options and up to 4,000,000 shares of restricted stock or restricted stock units subject to the terms and conditions of the 2005 Plan.

(2)	The 1995 Plan was approved in 1995 at a meeting of the Compensation Committee. Under the 1995 Plan, a maximum of 10% of the total shares of common stock issued and outstanding may be granted to key executives and selected employees and non-employee members of the Board of Directors in the form of stock options, stock appreciation right or stock awards. Following the approval by shareholders of the 2005 Plan on May 10, 2005, no further grants have been or will be made under the 1995 Plan.

(3)	As of December 31, 2007, there were 8,343,798 options, and 193,166 shares of restricted stock, granted under the 1995 Plan and 1,394,931 shares of restricted stock granted under the 2005 Plan.

(4)	Between December 31, 2007 and the record date, March 28, 2008, no new options were issued and 476,398 shares of restricted stock were awarded pursuant to the 2005 Plan. The Company had 631,115 shares available under the 1995 Plan and 2,000,000 options and 2,605,069 shares of restricted stock available under the 2005 Plan.

(5)	This number reflects only securities available for issuance under the 2005 Plan. The Company has additional securities available under the 1995 Plan as discussed in note 4 above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee of our Board of Directors was, during fiscal year 2007, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationships requiring disclosure by the Company under Item 404 of Regulation S-K under the Exchange Act.

During 2007, no executive officer of the Company served as (i) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one or more of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one or more of whose executive officers served on the Compensation Committee, or (iii) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one or more of whose executive officers served as a director of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

We are an international offshore energy company that provides reservoir development solutions and other contracting services to the energy market as well as our own oil and gas properties. Our business model, which includes both a contracting services segment and an exploration and development segment, is very complex and requires highly qualified and technically proficient executive officers. The primary objectives of our compensation program for our employees, including the executive officers named in the summary compensation table below, or “named executive officers,” are to attract and retain the qualified and technically proficient employees required to execute our business model, to motivate them to achieve superior performance for themselves and the Company and to support and implement our business strategies, and to reward those employees for successful performance in a manner commensurate with those rewards given to their peers in the industry. The skills, technical expertise and experience required to execute our business model are currently in high demand. The design of our compensation program is intended to create a positive environment in which the employees, including the named executive officers, are enthusiastic about the Company and its objectives, core values and culture, and are working toward the long-term performance of the Company.

All elements of the compensation program are designed:

•	To be competitive with the Company’s peer group;

•	To reflect the complexity and difficulty of the position;

•	To reflect performance of both the individual and the Company;

•	To reflect internal equity within the Company;

•	To incentivize executive officers to execute the business plan and grow the business consistent with our long-term strategy; and

•	To reward annual performance that reflects the execution of our stated strategy based on annual goals.

In establishing executive compensation, we believe that our compensation program achieves the foregoing objectives by establishing the following targets:

•	base salaries should be at levels competitive with peer companies that compete with Helix for executive talent;

•	the annual cash bonus for an executive officer should reflect the achievement of company-wide financial objectives, department budget goals and the achievement of personal goals and objectives; and

•	long-term equity incentive compensation should be in the 50th or 75th percentile of the peer group based upon the complexity of the executive’s duties and recent performance by the individual and the Company.

Design of the Compensation Program

The Compensation Committee assists the board in fulfilling its responsibilities for determining the total compensation packages offered to our executive officers and administers our compensation program. Specifically, the Compensation Committee is responsible for establishing the compensation policies and administering the compensation programs for our executive officers, and for administering the grant of equity-based incentive awards under the 2005 Plan. The Compensation Committee’s Charter (i) empowers the Compensation Committee to review, evaluate, and approve the Company’s executive officer compensation agreements, plans, policies and programs, (ii) delegates to the Compensation Committee all authority of the board required or appropriate to fulfill such purpose, and (iii) grants to the Compensation Committee the sole authority to retain and terminate any independent compensation consultant.

We use each element of compensation to satisfy one or more of our stated compensation objectives. Annual executive compensation consists of a base salary, cash bonus, long-term equity incentive awards and certain benefits, including health, disability and life insurance. For purposes of this discussion, total compensation includes the total cash compensation (base salary plus cash bonus) plus long-term equity incentive awards. To ensure appropriate linkage between our objectives and compensation levels, we periodically review the goals and the levels of each element of compensation.

Base Salary Determination

All of our employees are paid a base salary which represents a fixed sum of compensation due individuals in return for their service to us. In establishing base salaries for the named executive officers, the Compensation Committee considers a number of factors including the executive’s job responsibilities, individual achievements and contributions, level of experience and personal compensation history. In addition, prior to its December meeting, the Compensation Committee reviews all information it deems to be relevant, including the compensation reported by peer group companies with respect to their executive officers as described in the report of the compensation consultant engaged by the Compensation Committee to assist it in determining executive officer compensation, management proposals or recommendations, historical information regarding the Company’s compensation, and performance. Base salary is set for our named executive officers at the regularly scheduled December meeting of our Compensation Committee, to be effective beginning on the first day of the next calendar year. It is not our policy to pay executive officers at the highest level relative to their peers, but rather to set their base salary at a level equal to the 50th or 75th percentile of our peer group taking into account their responsibilities and the complexity of their respective positions. We believe that this gives us the opportunity to attract and retain talented managerial employees both at the executive level and below.

Cash Bonus Program

The annual incentive compensation plan includes a cash bonus designed to reward our employees, including our executive officers, for the achievement of certain goals in a given year. The bonus opportunity for each executive officer is established in either the December meeting of the Compensation Committee in the prior year or during the committee’s first meeting of the applicable year. In February of each year, prior to granting a bonus with respect to the prior year, management reviews each of the three components of each executive officer’s annual cash bonus award. Management then determines whether the goals and criteria were achieved during the prior year and makes a recommendation to the Compensation Committee. The committee awards bonuses for the previous year at its first meeting of the year based upon its review of the data provided by management and the compensation consultant (described below), and the exercise of its discretion, and bonuses are typically paid in March. Other than bonuses paid to employees of Energy Resource Technology GOM, Inc., our wholly owned subsidiary (“ERT”), including Mr. Murphy, which are described below, there are three components of the bonus payment:

Company Performance (20% of the total cash bonus)

•	In order for a named executive officer to be eligible for this component of the cash bonus, we must achieve the budgeted diluted earnings per share for the year, after taking into account the payment of the potential bonuses. The budgeted diluted earnings per share objective established for the payment of bonuses is within the guidance provided to shareholders, potential investors and investment advisors on an annual basis. As a result, the diluted earnings per share objective is firmly within the range of what we expect to occur for the applicable year, but meeting that expectation requires each named executive officer who is responsible for the performance of each of our principal business or support functions to work diligently to achieve his and our goals. Thus, as a matter of policy, we want the company performance portion of the named executive officer’s bonus to be met as this would mean the Company is meeting its financial goals and its publicly stated objectives. As a result, our objectives, as stated to the shareholders, potential investors and investment advisors, are aligned with the performance objectives of our named executive officers. In this way, we incentivize the named executive officer in charge of the different segments of our operations to successfully perform during the year in terms of meeting his respective goals which, together with its efforts of others, would ultimately cause us to meet our stated earnings per share objective. As described below, we did not achieve our budgeted diluted earnings per share bonus target in 2007 and therefore no named executive officer was eligible for the company performance portion of his cash bonus.

Group Performance (40% of the total cash bonus)

•	Each named executive officer must achieve economic objectives for the applicable group for which the executive officer is responsible. In order for the named executive officer to be eligible for the group performance portion of the cash bonus, our department or division for which such named executive officer has budgetary responsibility must achieve its budgetary goals, i.e., its budgeted revenue and/or budgeted cost levels for the year. Each of the economic objectives for the applicable group is established based on our actual expectations and collectively make up our overall budget. As in the case of the company performance goal, we believe the group performance objectives can be achieved, but they require expertise, discipline, effort and attention to detail on the part of each executive officer. Historically, named executive officers have generally been able to achieve the objectives when the general industry and economic factors are positive. The named executive officers achieved their group performance objectives in 2007.

Personal Performance (40% of total cash bonus)

•	The named executive officer must achieve or accomplish personal performance objectives suggested by the named executive officer prior to the beginning of the applicable year and reviewed and approved by the Chief Executive Officer and the Compensation Committee. These criteria involve individual goals that may relate to the day-to-day operation of the Company and/or may be strategic in nature. Starting in 2007, in addition to the overall discretion of the Compensation Committee, 30% of the personal performance portion of the cash bonus (12% of the aggregate cash bonus) is specifically based on the discretion of the Compensation Committee. Each of the performance goals is established based on our actual expectations. The objectives are established at levels appropriate to achieve our long-term objectives including improving performance and achieving projected levels of profitability and growth. As in the case of the group performance goals, we believe the personal objectives can be achieved, but they require expertise, discipline, effort and attention to detail on the part of the named executive officers.

Unlike the other named executive officers, Mr. Murphy’s bonus is determined pursuant to the annual bonus plan applicable exclusively to ERT. Based on the 2007 results, Mr. Murphy received 80% of his target with no discretionary bonus being awarded. ERT’s bonus plan for 2007 was based on a mathematical formula derived from the year over year growth of four metrics together with a discretionary component. The four metrics are year over year growth expressed as a percentage of each of the following: reserves, production, cash flows and net income for ERT.

Equity Incentive Awards

In addition to total cash compensation, each officer receives a long-term equity award (with respect to 2007, in the form of restricted stock) in an amount based on the value of the underlying award necessary to place the applicable officer in the 50th or 75th percentile for equity compensation for companies in our peer group. We believe that long-term equity incentive compensation advances the best interests of the Company and its shareholders by providing those persons who have substantial responsibility for the management and growth of the Company with additional performance incentives as well as the opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their employment with the Company. We believe that as a result of their proprietary interest in the Company, the economic interests of our executive officers are more closely aligned to those of our shareholders. We believe such grants are an important retention tool with respect to such employees, including our executive officers. In determining each executive officer’s equity grant, the Compensation Committee reviews the information and peer group data provided by the compensation consultant, as discussed below, and management’s recommendation regarding the grant and makes its determination at its December meeting.

With respect to restricted stock grants to all employees, including grants to the named executive officers, the practice of the Company is to make the grants on the first business day of each calendar year, with the amount of the grant is based on dividing the dollar value of each proposed grant by the closing price for the Company’s common stock on the last business day of the prior year. (For example, grants made in 2007 were made on January 2, 2007, and were based on the closing price on December 29, 2006). In addition, restricted stock may be awarded on certain other dates during the year including the start date of new employees (including any new executive officer), promotions of existing employees, and certain anniversary dates for non-employee directors. Under the 2005 Plan, our Chief Executive Officer has the power to grant options and restricted stock with respect to not more than 200,000 shares per fiscal year as an inducement to hire prospective employees or to employees who receive promotions during the year, in each case who will not be officers of the Company subject to the provisions of Section 16 of the Exchange Act. Grants to newly hired employees are effective on the employee’s first day of employment. Mr. Heijermans and Mr. Murphy each received equity grants upon beginning their employment with the Company which are reflected in the compensation tables contained herein.

Considerations Regarding Roles and Responsibilities

The roles and responsibilities of each named executive officer are taken into account in two distinct ways when determining compensation. First, the roles and responsibilities are considered by the Compensation Committee, as well as by the compensation consultant, when determining the applicable comparable position for inclusion in the peer group compensation information. Second, the Compensation Committee then evaluates the responsibilities and the complexity of the respective officer’s specific position to determine whether such officer should receive compensation, or a mix of compensation, that is different from the other named executive officers. The Compensation Committee has the authority to consider the respective roles and responsibilities of each named executive officer in any way it deems appropriate in its judgment. For example, it is possible that the Compensation Committee could exercise its discretion and decide that a certain officer should receive base salary equal to the 75th percentile of his or her respective peer group because the responsibilities of the position were more demanding than his or her peers within the peer group. Historically, with respect to the Executive Chairman and the Chief Executive Officer, although their positions generally result in the same peer group compensation information from the compensation consultant, their individual roles and responsibilities are considered by the Compensation Committee when determining actual cash or equity compensation.

Discretion of the Compensation Committee

The Compensation Committee retains overall discretion with respect to all aspects of our compensation program, including the following:

•	The Compensation Committee may elect to amend or waive any performance criteria (company, group or individual) for any reason including a change in circumstances after the beginning of the applicable year, such as a change in our strategic objectives, a change in the regulatory environment or any other change not in the control of the specific named executive officer that would materially affect the performance criteria of a named executive officer. The Compensation Committee utilizes this type of discretion or adjustment due to the fact that we operate in a fluid and cyclical industry where there is constant change. Individual goals or criteria are often based on anticipated projects, some of which may not continue to develop as a result of economic or strategic decisions by us and do not reflect the performance of the applicable executive officer.

•	The Compensation Committee may grant additional discretionary bonuses as a result of our achievements during the year. The Compensation Committee may determine that a discretionary bonus is appropriate as a result of particular projects or circumstances that create additional demands on officers and employees beyond the scope of those contemplated at the time target cash bonuses were established and beyond the scope of their ordinary job responsibilities.

•	As described above, the Compensation Committee has discretionary authority with respect to 30% of the personal performance criteria of each named executive officer, other than Mr. Murphy, for which the Compensation Committee has discretion with respect to 20% of the entire bonus.

General Information

No element of an officer’s compensation is directly linked to any other element and the Compensation Committee does not have an exact formula for allocating between cash and non-cash compensation. We strive to design a compensation package that uses total cash compensation (salary plus annual cash bonus) to recognize each individual officer’s responsibilities, role in the organization, experience and contributions to the Company and uses long-term equity-based incentives to align employee and shareholder interests, as well as to attract, retain and motivate employees. All such compensation is benchmarked against our peer group.

Generally speaking, the elements of the Company’s compensation program, as well as the percentage mix of the various elements, are in line with those of our peer companies, as is evidenced by data obtained from the compensation consultant engaged by the Compensation Committee, as described below. It is our belief that the compensation program as adopted by the Compensation Committee achieves our objectives of attracting and retaining key executive officers, motivating such officers to achieve superior performance and rewarding such officers for successfully achieving their objectives.

Compensation Consultant

We perform an annual comparison of our compensation levels with that of similar positions at companies in our peer group, as described below. Pursuant to the authority granted to the Compensation Committee pursuant to its charter, the Compensation Committee periodically reviews peer group compensation and engages independent compensation consultants to assist the committee in this process.

In 2006, the Compensation Committee retained the services of Mercer Human Resource Consulting (“Mercer”), an independent consultant that specializes in executive compensation matters, to assist in the Compensation Committee’s compensation determinations for the calendar year 2007. Mercer has provided similar services to us for a number of years. The Compensation Committee selected Mercer based upon the recommendation of certain directors and a review of Mercer’s experience and qualifications as compared to similar organizations, as well as the Company’s past experiences with Mercer. Mercer reports to, and acts at the direction of, the Compensation Committee. Helix management worked closely with Mercer to assist Mercer in determining an appropriate peer group and receives Mercer’s reports and data. However, the Compensation Committee retained ultimate control and authority over Mercer.

Mercer was engaged to assess the competitiveness of our compensation package for all employees located in the United States. Mercer did a survey of the current compensation of the applicable employees, including the named executive officers, and provided information regarding the compensation practices for executive officers of our peer group. Management annually reviews the companies included in the peer group in order to ensure that the most appropriate companies are included therein. The peer group includes companies consisting of our direct competitors in the energy services and oil and gas exploration industries that are comparable in size (based on revenue and market capitalization) to us and other companies in our industry that management believes compete with Helix for executive talent. The executive officer compensation peer group companies for 2007 (as set forth in the December 2006 report) consisted of Cameron International Corp., FMC Technologies, Inc., Grant Prideco, Inc., McDermott International, Inc., Newfield Exploration Co., Oceaneering International, Inc., Tidewater, Inc., Superior Energy Services, Inc., and Veritas DGC, Inc.

Compensation Components and Processes

As described above, annual executive compensation consists of a base salary, cash bonus and long-term equity incentive awards plus benefits. The Compensation Committee reviews each component of such compensation, other than benefits that are available to all employees, for the next fiscal year at its meeting in December of each year and typically grants restricted stock awards to all of our executive officers and certain other eligible employees and determines executive officer base salaries at that meeting. At its first meeting of the following year, once performance results for the preceding year for individual, department and company-wide performance criteria are available, the Compensation Committee approves the cash bonus for each of the executive officers payable with respect to the preceding year.

The compensation consultant is retained by the Compensation Committee well in advance of the December meeting. For 2007, Mercer provided data on total compensation with respect to the 25th percentile, market median (50th percentile), and 75th percentile of the peer group. This data was presented to management and the Compensation Committee for their review and analysis in advance of the December 2006 meeting. The survey results were taken into consideration by the Chief Executive Officer in determining his recommendations regarding base salary, cash bonus and equity incentive compensation for each of the executive officers. After reviewing the data in such report, the Chief Executive Officer evaluates each person’s compensation based upon each executive officer’s current and historical compensation, information provided by the compensation consultant regarding the compensation practices of similarly situated competitors, the difficulty and complexity of the position, and performance during the year and makes a recommendation to the Compensation Committee based on that evaluation. The Compensation Committee then in its discretion determines each element of the compensation of each of the executive officers.

Senior members of our management team including the Chief Executive Officer provide recommendations regarding many aspects of our compensation program, including executive compensation. The Compensation Committee does not, however, delegate any of its functions or authority to management (other than the issuance of certain equity incentive compensation awards pursuant to the terms of the 2005 Plan to new hires or employees who are promoted).

Base Salary and Bonus Determination

The base salary for each of the named executive officers for 2007 was set at either the 50th or 75th percentile of our peer group. The target bonus for each of the named executive officers other than Mr. Murphy, whose bonus arrangement is described above, was then established at levels necessary to result in total cash compensation for each named executive officer to be at either the 50th or the 75th percentile of our peer group. Set forth below are the target base salaries established using the 50th or 75th percentile of our peer group, as indicated, the actual base salary of the named executive officer, the target bonus and the actual bonus of the named executive officer.

	Base Salary			Bonus
	50th or 75th		Actual	Target		Actual

Owen Kratz	$662,000		$662,000	$978,000		$400,000
Martin R. Ferron	662,000		662,000	978,000		978,000
A. Wade Pursell	340,000	(1)	340,000	448,000	(1)	250,880
Bart Heijermans	425,000	(1)	425,000	552,000	(1)	510,000
Robert Murphy	425,000	(1)	425,000	850,000		680,000

(1)	Target is in the 75th percentile.

With respect to the cash bonus payable for 2007, the Company did not achieve the financial objectives determined at the beginning of the year and as a result, the company performance portion of the bonus was not paid to any executive officer. Essentially all of the group performance pay objectives for the named executive officers were met and a portion of the personal performance goals were met resulting in bonus payouts to named executive officers for 2007 of $2,818,880.

As described above, pursuant to ERT’s bonus plan for 2007, Mr. Murphy’s bonus is determined mathematically based on four metrics, plus a potential discretionary component. With respect to 2007, the Compensation Committee determined that based on the established formula previously approved by the Compensation Committee, Mr. Murphy achieved actual growth in reserves, production and cash flows resulting in an aggregate bonus of $680,000. The other named executive officers achieved the following percentages of the three components of the cash bonus program as set forth below:

	Personal Performance			Company Performance			Group Performance
	%	Amount		%	Amount		%	Amount
	Achieved	Paid		Achieved	Paid		Achieved	Paid		Discretionary		Total

Owen Kratz	2%	$8,800		0%	$0		100%	$391,200		$0		$400,000
Martin R. Ferron	— (1)	—	(1)	— (1)	—	(1)	— (1)	—	(1)	—	(1)	978,000
A. Wade Pursell	40%	71,600		0%	0		100%	179,200		0		250,880
Bart Heijermans	100%	220,800		0%	0		100%	220,800		68,400		510,000
Robert Murphy(2)	— (2)	—	(2)	— (2)	—	(2)	— (2)	—	(2)	—	(2)	680,000

(1)	Mr. Ferron resigned effective February 4, 2008 and his 2007 bonus was determined based upon a contractual arrangement set forth in the Separation Agreement between the Company and Mr. Ferron.

(2)	Mr. Murphy’s bonus is determined based on a separate bonus plan, as described above.

The Compensation Committee awarded a discretionary bonus in the amount of $68,400 to reward Mr. Heijermans for his work during the year and to reflect the success of the services segment of our business. Mr. Heijermans was in charge of the development of several deepwater assets during the year, including the upgrade of the Q4000 and the conversion of vessels into either deepwater pipelay vessels or floating production units.

Long-Term Equity Compensation

Each of our executive officers receives restricted stock grants under the Company’s 2005 Plan. As a result of the changes to regulatory, tax and accounting treatment of certain types of long-term equity incentives, we currently believe that restricted stock awards are the most efficient way to reward executive officers and provide them with the chance to receive a proprietary interest in the Company, but we will periodically reevaluate that determination and may grant other types of equity-based incentive compensation in the future, including stock options. In 2007, each executive officer received a long-term equity incentive award in an amount based on the value of the underlying award necessary to place the applicable officer in the 50th or 75th percentile for equity incentive compensation for similar positions within companies in the peer group.

After reviewing all information it deemed to be relevant, including the compensation reported by peer group companies with respect to their executive officers, management proposals or recommendations, historical information regarding Helix’s equity incentive compensation and any other fact the Compensation Committee deemed relevant in its sole discretion, the equity awards for each of the named executive officers were set at the 75th percentile of our peer group, except for Mr. Kratz and Mr. Ferron who received awards approximately equal to the 50th percentile of our peer group. Historically, executive officers have received significant grants on or immediately after the start of their employment with the Company, and this practice is reflected in grants to Mr. Heijermans in 2005 and grants to Mr. Murphy in 2006. Mr. Murphy did not receive an additional grant of equity compensation in January 2007 as a result of the large grant in July 2006.

Each of our employees and directors is eligible for grants of equity incentive compensation pursuant to the 2005 Plan. Approximately 51.6% of the shares of restricted stock granted under the 2005 Plan have been granted to employees that are named executive officers or directors through December 31, 2007. During 2007, a total of 71 employees and six non-employee directors received restricted stock awards equal to an aggregate of 0.8% of the outstanding shares of our common stock on March 28, 2008, including the named executive officers, who received 271,119 shares of restricted stock or 38.5% of the total restricted stock grants in fiscal year 2007 and the non-employee directors, who received 19,662 shares of restricted stock or 2.8% of the total restricted stock grants for fiscal year 2007.

Perquisites

We limit the perquisites that we make available to our named executive officers, particularly in light of recent developments with respect to corporate crime and abuse involving perquisites. Our named executive officers are entitled to few benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our named executive officers.

Benefits

With respect to all employees who participate in our 401(k) plan, the Company currently matches 50% of the employees’ pre-tax contributions up to 5% of the employee’s salary (including bonus) subject to contribution limits. All of our named executive officers participated in our 401(k) plan and received matching funds in 2007. Our health and insurance plans are the same for all employees. In general, our employees pay approximately 40% of the health insurance premium due.

Pension Benefits

Although our named executive officers do not generally have pension or other retirement benefits, Mr. Murphy had benefits pursuant to a pension plan made available to certain officers of Remington Oil & Gas Corporation, which we acquired in July 2006. All benefits under that plan were accrued by a trust established by Remington and we have incurred no additional obligation related thereto. All benefits under that pension plan will be paid to Mr. Murphy during 2008 and he will have no further rights under such pension plan.

Tax Considerations

Although the Compensation Committee may take into account the potential application of Section 162(m) on its compensation decisions, including the grant of long-term incentive compensation awards, it may approve compensation that will not meet these requirements in order to ensure competitive levels of compensation for our executive officers.

REPORT OF THE COMPENSATION COMMITTEE ON
FISCAL 2007 EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”) is composed of Messrs. Transier (Chair), Ahalt, Lovoi and Watt. Each member of the Committee is a non-employee independent director. The Committee is responsible for establishing the compensation policies and administering the compensation programs for Helix’s executive officers, and administers the grant of stock-based awards under the Company’s 2005 Long Term Incentive Plan.

The Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” provisions to be included in the Company’s 2008 Proxy Statement on Schedule 14A, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on that review and discussion, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy.

COMPENSATION COMMITTEE:

William L. Transier, Chair
Gordon F. Ahalt
John V. Lovoi
James A. Watt

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides a summary of the cash and non-cash compensation for the years ended December 31, 2006 and December 31, 2007 and December 31, 2006 for each of (i) the principal executive officer, the Chief Executive Officer and the Chief Financial Officer, and (ii) each of the two most highly compensated executive officers of the Company during 2007 other than the principal executive officer, the Chief Executive Officer or Chief Financial Officer.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
			Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	Salary ($)	($)(2)(3)	($)(4)	($)(4)	($)(5)	($)(6)	($)

Owen Kratz,	2007	$662,000	-0-	$1,112,461	$218,510	$400,000	$5,625	$2,398,596
Executive Chairman(1)	2006	$389,423	-0-	$550,461	$218,510	$529,760	$5,500	$1,693,654
Martin R. Ferron,	2007	$662,000	-0-	$1,172,756	$111,650	$978,000	$13,365	$2,937,771
Chief Executive Officer and President	2006	$446,189	$250,000	$610,756	$111,650	$599,386	$12,324	$2,030,305
A. Wade Pursell,	2007	$340,000	-0-	$419,111	$77,917	$250,880	$13,383	$1,101,291
Executive Vice President and Chief	2006	$245,102	$75,000	$187,312	$77,917	$255,940	$12,310	$853,581
Financial Officer
Bart Heijermans,	2007	$425,000	68,400	$1,502,318	-0-	$441,600	$11,189	$2,448,507
Executive Vice President and	2006	$340,000	$125,000	$1,257,117	-0-	$200,000	$12,038	$1,934,155
Chief Operating Officer
Robert Murphy,	2007	$425,000	-0-	$1,300,076	-0-	$680,000	$13,267	$2,418,343
Executive Vice President — Oil & Gas(7)	2006	$425,000	$850,000 (8)	$900,068	-0-	-0-	-0-	$2,175,068

(1)	Mr. Kratz’s title was changed to President and Chief Executive Officer effective February 28, 2008.

(2)	The bonus and the non-equity incentive plan compensation reflected for 2007 and 2006 is based on that year’s performance but was actually paid in 2008 and 2007, respectively.

(3)	Prior to the Securities and Exchange Commission’s adoption in 2006 of amendments to the disclosure requirements for named executive officer compensation, we disclosed cash awards made pursuant to our incentive compensation plan in the Bonus column of the Summary Compensation Table pursuant to the disclosure requirements existing at the time such disclosures were made. In this proxy statement, pursuant to the amended disclosure requirements promulgated by the Securities and Exchange Commission in 2007 and 2006, the cash performance bonuses awarded pursuant to our incentive compensation plan are disclosed in the Non-Equity Incentive Plan Compensation column and the cash discretionary bonuses awarded by the Compensation Committee are disclosed in the Bonus column. The amounts disclosed in the Bonus column of this table represent discretionary bonuses.

(4)	The amounts shown in these columns represent the expense recognized in the years ended December 31, 2007 and 2006, respectively, as calculated in accordance with the provisions of SFAS 123R, and as a result, may include amounts from awards granted in, or prior to, 2007 and 2006, respectively. See the “Grant of Plan-Based Awards” table below for details of the 2007 and 2006 stock awards and the related grant date fair market value.

(5)	The named executive officers were eligible for annual incentives, based on achievement of certain individual, group and corporate performance criteria under the Compensation Committee approved compensation plan. The actual bonus payments to the named executive officers consisted of bonuses based on individual performance objectives together with departmental and Company criteria based on the attainment of pre-established revenue and profit goals. The exact amount of the bonus paid to the named executive officers was determined by the Compensation Committee.

(6)	The amounts in this column consist of matching contributions by the Company through its 401(k) plan and, except for Mr. Kratz, the compensation cost computed under SFAS 123R for purchases of Helix common stock pursuant to the Helix Employee Stock Purchase Plan or “ESPP.” The Company’s Retirement Plan is a 401(k) retirement savings plan under which the Company currently matches 50% of employees’ pre-tax contributions up to 5% of salary (including bonus), subject to contribution limits. The ESPP is a qualified, non-compensatory plan that allows employees to acquire shares of Helix common stock through payroll deductions (limited to 10% of an employee’s base salary and subject to statutory limits) over a six-month period. The purchase price is equal to 85% of the fair market value of the common stock on either the first or last day of the subscription period, whichever is lower. No expense related to the ESPP was recognized in prior periods.

(7)	Mr. Murphy was not an executive officer in 2006.

(8)	This retention bonus was paid in March 2007 in order to incentivize Mr. Murphy to continue employment with the Company.

Grant of Plan-Based Awards

In 2005, we adopted the 2005 Plan which provides that we may grant up to 6,000,000 shares (adjusted for the two-for-one stock split on December 10, 2005) of our common stock in the form of options, restricted stock or restricted stock units subject to the terms and conditions of the 2005 Plan. As of March 28, 2008, 1,871,815 shares of restricted stock had been granted pursuant to the 2005 Plan. Our restricted stock awards generally vest 20% per annum beginning on the first anniversary of the grant date, and each such share awarded is eligible to vote at each meeting of shareholders and to receive any dividend declared after the grant date.

The following table sets forth certain information with respect to grants of plan-based awards during the fiscal year ended December 31, 2007 to each of our named executive officers:

			Actual Payout of
			Non-Equity
		Estimate	Incentive Plans
Name	Target ($)	($)(1)	($)(2)

Owen Kratz,	$978,000	978,000	400,000
Martin R. Ferron,	978,000	978,000	978,000
A. Wade Pursell,	448,000	448,000	250,880
Bart Heijermans,	552,000	552,000	510,000
Robert Murphy,	850,000	850,000	680,000

(1)	Reflects maximum payments under Helix’s annual incentive bonus plan, which does not provide for thresholds or targets. Under the terms of the plan, if the applicable group or the Company as a whole is exceeded, then the portion of the bonus opportunity is earned and awarded. If the targets are not met, then the applicable portion of the bonus is not actually paid to the named executive officer. Due to the structure of the plan, a target award is not applicable portion of the bonus is not paid. Due to the structure of the plan, a target award is not determinable. Based on the previous year’s performance, a representative target award would have been 100% of the maximum. However, as set forth in the summary compensation table and discussed in Compensation Discussion and Analysis, for 2007 a portion of the maximum award opportunity was actually paid to the named executive officer.

(2)	Reflects performance bonuses under our incentive compensation plan actually paid for 2007. The amounts of the performance bonus awards made to the named executive officers pursuant to the incentive compensation plan for 2007 are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

The following table sets forth certain information with respect to the restricted stock granted during or for the fiscal year ended December 31, 2007 and 2006 to each of our executive officers listed in the Summary Compensation Table, respectively.

			All Other
			Stock Awards:	Grant Date
			Number of	Fair Market
			Shares of	Value of
	Grant	Approval	Stock or Units	Stock Awards
Name	Date	Date	(#)(1)	($)(1)

Owen Kratz,	1/2/2007	12/6/2006	89,576	$2,809,999
Executive Chairman	1/3/2006	12/13/2005	44,250	$1,588,133
Martin R. Ferron,	1/2/2007	12/6/2006		$2,809,999
Chief Executive Officer and President	1/3/2006	12/13/2005	52,650	$1,889,609
A. Wade Pursell,	1/2/2007	12/6/2006	36,946	$1,158,996
Executive Vice President and	1/3/2006	12/13/2005	14,950	$536,556
Chief Financial Officer
Bart Heijermans,	1/2/2007	12/6/2006	39,082	$1,226,002
Executive Vice President and	1/3/2006	12/13/2005	13,600	$488,104
Chief Operating Officer
Robert Murphy,	7/1/2006	6/26/2006	123,890	$5,000,200
Executive Vice President — Oil & Gas(2)

(1)	Awards granted to all named executive officers were in the form of restricted stock. Other than grants to Mr. Murphy, the January 3, 2006 and January 2, 2007 grants are valued based on the quoted closing market price of $35.89 per share of our Common Stock on December 30, 2005, and the quoted closing market price of $31.37 per share of our Common Stock on December 31, 2006, the last business day prior to the respective grants. Mr. Murphy’s July 1, 2006 grant was based on the quoted closing market price of $40.36 per share of our Common Stock on June 30, 2006.

(2)	Mr. Murphy was not an executive officer in 2006 and did not receive a grant of restricted stock or other equity incentive compensation in 2007.

Helix Energy’s Outstanding Equity Awards At December 31, 2007

The following table includes certain information with respect to the value at December 31, 2007 of all unexercised options and all unvested restricted stock awards outstanding for each of the named executive officers. The number of options and unvested restricted stock awards held at December 31, 2007 includes options and restricted stock awards granted under the 1995 Long-Term Incentive Plan and the 2005 Plan.

					Stock Awards
	Option Awards						Market
		Number of			Number of		Value of
	Number of	Securities			Shares or		Shares or
	Securities	Underlying	Option		Units of Stock		Units of Stock
	Underlying	Unexercised	Exercise	Option	That Have Not		That Have Not
	Unexercised Options	Options	Price	Expiration	Vested		Vested
Name	(#)	(#)	($)	Date	(#)(2)		($)(3)(4)
		Unexercisable
	Exercisable

Owen Kratz,	15,832	15,831 (5)	$9.32	3/17/2013	35,711	(7)	$1,482,007
Executive Chairman(1)	13,400	26,800 (6)	$12.18	2/25/2014	35,400	(8)	$1,469,100
					89,576	(11)	$3,717,404
Martin R. Ferron,	5,658	5,659 (5)	$9.32	3/17/2013	35,711	(7)	$1,482,007
Chief Executive	8,760	17,520 (6)	$12.18	2/25/2014	42,120	(8)	$1,747,980
Officer and President					89,576	(11)	$3,717,404
A. Wade Pursell,	38,000	-0-	$9.81	11/30/2010	12,270	(7)	$509,205
Executive Vice	20,000	-0-	$10.94	2/15/2011	11,960	(8)	$496,340
President and Chief	19,624	4,906 (5)	$9.32	3/17/2013	36,946	(11)	$1,533,259
Financial Officer	16,080	10,720 (6)	$12.18	2/25/2014	-0-		-0-
Bart Heijermans,	-0-	-0-	N/A	N/A	33,333	(9)	$1,383,320
Executive Vice	-0-	-0-	N/A	N/A	12,083	(10)	$501,445
President and Chief	-0-	-0-	N/A	N/A	10,880	(8)	$451,520
Operating Officer					39,082	(11)	$1,621,903
Robert Murphy,	-0-	-0-	N/A	N/A	99,110	(12)	$4,113,065
Executive Vice	-0-	-0-	N/A	N/A
President — Oil & Gas

(1)	Mr. Kratz’s title was changed to President and Chief Executive Officer effective February 28, 2008.

(2)	Awards granted to all named executive officers in 2007 and 2006 were in the form of restricted stock.

(3)	The fair market value is calculated as the product of the closing price on the last business day of 2007, or $41.50 per share, and the number of unvested shares.

(4)	No dividends were paid in 2007 with respect to any outstanding restricted stock awards.

(5)	Options were granted on March 17, 2003 and vest 20% per year for a five-year period beginning on March 17, 2004.

(6)	Options were granted on February 25, 2004 and vest 20% per year for a five-year period beginning on February 25, 2005.

(7)	Restricted shares were granted on January 3, 2005 and vest 20% per year for a five-year period beginning on January 3, 2006.

(8)	Restricted shares were granted on January 3, 2006 and vest 20% per year for a five-year period beginning on January 3, 2007.

(9)	Restricted shares were granted on September 1, 2005 and vest 66,667 shares and 33,333 shares on September 1, 2007 and 2008, respectively.

(10)	Restricted shares were granted on September 1, 2005 and vest 20% per year for a five-year period beginning on September 1, 2006.

(11)	Restricted shares were granted on January 2, 2007 and vest 20% per year for a five-year period beginning on January 2, 2008.

(12)	Restricted shares were granted on July 1, 2006 and will vest 60% on July 1, 2009 and 20% per year for a two-year period beginning July 1, 2010.

Option Exercises and Stock Vested

The following table includes certain information with respect to the options exercised by the named executive officers and with respect to restricted stock vesting for such executive officers during the year ended December 31, 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Owen Kratz,	-0-	-0-	20,754	$619,507
Executive Chairman
Martin R. Ferron,	-0-	-0-	22,434	$669,655
Chief Executive Officer and President
A. Wade Pursell,	-0-	-0-	7,080	$211,338
Executive Vice President and Chief Financial Officer
Bart Heijermans,	-0-	-0-	70,695	$2,752,156
Executive Vice President			2,720	$81,192
and Chief Operating Officer
Robert Murphy,	-0-	-0-	24,780	$993,182
Executive Vice President — Oil & Gas

All Other Compensation

The following table includes certain information with respect to the other compensation received by the named executive officers during the years ended December 31, 2007 and 2006, respectively.

		Company
		Contributions	Severance
		to Retirement and	Payments /
		401(k) Plans	Accruals
Name	Year	($)(1)	($)(2)	Total ($)

Owen Kratz, Executive Chairman	2007	$5,625		$5,625
	2006	$5,500	-0-	$5,500
Martin R. Ferron, Chief Executive Officer and President	2007	$13,365		$13,365
	2006	$12,324	-0-	$12,324
A. Wade Pursell, Executive Vice President and Chief Financial Officer	2007	$13,383		$13,383
	2006	$12,310	-0-	$12,310

Bart Heijermans, Executive Vice President and Chief Operating Officer	2007	$11,189		$11,189
	2006	$12,038	-0-	$12,038
Robert Murphy, Executive Vice President — Oil & Gas	2007	$13,267	-0-	$13,267
	2006	-0-	-0-	-0-

(1)	The amounts in this column consist of matching contributions by the Company through its 401(k) plan and, except for Mr. Kratz, the compensation cost computed under SFAS 123R for purchases of Helix common stock pursuant to the ESPP. The Company’s Retirement Plan is a 401(k) retirement savings plan under which the Company currently matches 50% of employees’ pre-tax contributions up to 5% of salary (including bonus), subject to contribution limits.

Employment Agreements and Change of Control Provisions

Our employment agreements are a component of our overall employment arrangement and as such have the same primary objectives as our compensation program — to attract and retain executive officers. Payments to be made to any executive officer under their employment agreement as a result of retirement, death, disability, termination for cause, involuntary termination without cause or upon a change in control are based on such executive officer’s employment agreement which is usually entered into contemporaneously with either the executive officer’s initial hiring by us or his promotion. The form of employment agreement contains provisions for the payments described above in order to provide a compensation package that will attract and retain the applicable executive officer. In order to provide consistency among the executive officers, we generally continue to use the same form for multiple years. The form of employment agreement is reviewed by our management and by the compensation consultant periodically. Although we believe that each company in our peer group understandably has different employment contracts from ours, including with respect to specific severance payment provisions, we believe key employment contract provisions covering our executive officers remain in line with market practice and provide terms designed to attract and retain such executive officers.

All of our named executive officers have entered into employment agreements with the Company, other than Mr. Murphy who has a letter agreement. We entered into a multi-year employment agreement with Mr. Kratz effective February 28, 1999. Mr. Kratz is entitled to participate in all profit sharing, incentive, bonus and other employee benefit plans made available to the Company’s executive officers. Each of Messrs. Ferron’s, Heijermans’, Murphy’s and Pursell’s employment agreements has similar terms involving salary, bonus and benefits (with amounts that vary due to their responsibilities). Mr. Ferron’s employment agreement was terminated in connection with his resignation in February 2008. Mr. Murphy’s letter agreement was entered into in connection with the acquisition of Remington in order to retain Mr. Murphy’s services. Mr. Murphy has not entered into a revised agreement since becoming an executive officer. We have also entered into employment agreements with some of our other officers and employees substantially similar to the agreements with the named executive officers.

The following information and table labeled “Estimated Payments Upon Termination or Change of Control” set forth the amount of payments to each of the named executive officers under certain circumstances and describe certain other provisions of their employment agreements. The following assumptions and general principles apply with respect to the following information and table:

•	The amounts shown with respect to any termination assume that the named executive officer was terminated on December 31, 2007. Accordingly, the table reflects amounts payable, some of which are estimates based on available information, to the named executive officer upon the occurrence of a termination after a change in control and a material change in senior management.

•	Each of the named executive officers is entitled to receive amounts earned prior to his termination regardless of the manner in which the named executive officer is terminated. In addition, he would be entitled to receive any amounts accrued and vested under our retirement and savings programs. These amounts are not shown in the table or otherwise discussed.

Non-Compete Provision

Each executive officer’s employment agreement, other than Mr. Murphy’s, provides, among other things, that if we make all payments due under the terms of such agreement, then until the second anniversary date of termination of the executive officer’s employment with us for cause or as a result of voluntary termination or retirement (the first anniversary if termination arises for any other reason), the executive officer shall not, directly or indirectly, either for himself or any other individual or entity, participate in any business which engages or which proposes to engage in the business of providing diving services in the Gulf of Mexico or any other business actively engaged in by us on the date of termination of employment, so long as we continue to make payments to such executive officer, including his base salary and insurance benefits received by our senior management executives. Mr. Murphy’s letter agreement provides, among other things, that if we make all payments due under the terms of such agreement, then until the third anniversary date of the date of the agreement, the executive shall not, directly or indirectly, either for himself or any other individual or entity, participate in any business which engages or which proposes to engage in the oil and gas business in the United States or its territorial waters in the Gulf of Mexico or any other business actively engaged in by us on the date of termination of employment, so long as we continue to make payments to Mr. Murphy, including his base salary and insurance benefits received by him on the date of termination. We can elect to waive the covenant and cease to make the payments under the agreements of each executive officer.

Termination for Cause or as a Result of Death or Disability

Pursuant to the employment agreements between us and our named executive officers, if an executive officer is terminated by us for cause then such officer shall have no further rights under such agreement. In the event of the death of such named executive officer, we are obligated to pay to the executive officer’s estate, or other designated party, the executive officer’s salary through the last day of the year in which his death occurs plus an amount equal to the accrued but unpaid incentive bonus. Assuming that the death occurred on December 31, 2007, the named executive officer’s estate would not be entitled to any additional amount as a result of the payment of the base salary. In the event a named executive officer becomes disabled, such executive officer shall remain eligible to receive the compensation and benefits set forth in the employment agreement until his termination (a period of at least 6 months and up to 18 months), and shall receive an amount equal to the accrued but unpaid incentive bonus upon termination. For purposes of determining the accrued but unpaid bonus due upon the death or disability of an executive officer, if the event occurs in the first three months of the year, such bonus will be any prorated portion thereof.

Involuntary Termination

In the event we terminate the executive officer’s employment for any other reason (other than for cause or upon the death or disability of the executive officer), then the employment agreement and the executive officer’s rights thereunder shall terminate 12 months after we deliver written notice of such termination. As a result, the named executive officer would be entitled to annual base salary plus cash bonus and benefits for the 12 months following receipt of such written notice. In addition, during such 12 month period, the stock options and restricted stock awards held by such named executive officer would continue to vest in accordance with their respective terms.

In addition, in the event of the termination of any named executive officer for any reason, including involuntary termination, the Compensation Committee has the discretion to determine the amount and timing of any severance payments and benefits that will be offered to the named executive officer, subject to the terms of any employment agreements. The Compensation Committee would consider a number of factors in making a determination regarding the payment of severance or benefits. We do not have sufficient experience with the termination of executive officers to reasonably estimate the amount or range of any severance payment or benefits that would be offered to any named executive officer. Moreover, such determination would depend on a variety of circumstances and factors that cannot be anticipated. Therefore, although there may be a reasonable likelihood that we would offer severance payments or benefits in addition to, or more likely in lieu of, the continuation of employment for one year as described above, these amounts are not estimated herein.

Change of Control Provision

Pursuant to the employment agreements between us and our named executive officers, if an executive officer, terminates his employment for “Good Cause” within a two year period following a “Change of Control” and a “Material Change in Senior Management,” or is terminated by us without cause during a certain period (two years for Messrs. Kratz and Pursell and six months for Mr. Heijermans) following a “Change of Control,” and a “Material Change in Senior Management,” in addition to other amounts due under the applicable agreement, (a) we would make a lump sum payment to him of two times the annual base salary together with the annual bonus paid to the officer with respect to the most recently completed fiscal year, (b) all options and restricted stock held by such officer under the 2005 Plan and its predecessor, our 1995 Plan, would immediately vest, and (c) he would continue to receive benefits for a period of two years. For the purposes of the employment agreements, a “Material Change in Senior Management” means any one or both of the chief executive officer and the chief operating officer cease their employment. A “Change of Control” for purposes of the agreements would occur if a person or group becomes the beneficial owner, directly or indirectly, of securities of the Company representing forty-five percent (45%) or more of the combined voting power of the Company’s then outstanding securities. “Good Cause” includes any one of the following: (i) a material change in the officer’s position, authority, duties or responsibilities, (ii) changes in the office or location at which he is based without his consent (such consent not to be unreasonably withheld), (iii) a significant change in the officer’s reporting relationships, or (iv) certain breaches by the Company of the agreement. The agreements provide that if any payment to the named executive officer will be subject to any excise tax under

Internal Revenue Code Section 4999, a “gross-up” payment would be made to place the officer in the same net after-tax position as would have been the case if no excise tax had been payable.

Potential Payments upon Termination after a Change of Control

If a Change of Control had occurred within three months of the end of 2007, there had been a Material Change in Senior Management, or their employment had been terminated on December 31, 2007, the named executive officers would have been eligible to receive the payments set forth below.

	O. Kratz	M. Ferron	A. W. Pursell	B. Heijermans	R. Murphy

Normal and early retirement
2007 annual cash incentive compensation	$978,000	$978,000	$448,000	$552,000	$850,000

Total	$978,000	$978,000	$448,000	$552,000	$850,000

Death
2007 annual cash incentive compensation	$978,000	$978,000	$448,000	$552,000	$850,000

Total	$978,000	$978,000	$448,000	$552,000	$850,000

Disability(1)
2007 annual cash incentive compensation	$978,000	$978,000	$448,000	$552,000	$850,000
Continued base salary	108,822	108,822	55,890	69,863	69,863

Total	$1,086,822	$1,086,822	$503,890	$621,863	$919,863

Termination for cause
2007 annual cash incentive compensation	$108,822	$108,822	$-0-	$-0-	$-0-

Total	$108,822	$108,822	$-0-	$-0-	$-0-

Involuntary termination without cause
2007 annual cash incentive compensation	$978,000	$978,000	$448,000	$552,000	$850,000
Continued base salary	662,000	662,000	340,000	340,000	425,000
Continued incentive compensation	978,000	978,000	448,000	552,000	850,000
Continued health, disability and life insurance benefits	11,505	9,711	9,711	9,711	9,711
Continued vesting of Helix stock options(2)	902,362	438,918	315,030	-0-	-0-
Continued vesting of Helix restricted stock(2)	492,301	501,726	181,359	481,748	822,613	(3)

Total	$4,024,168	$3,568,355	$1,742,100	$1,935,459	$2,957,324

Change in control
Accelerated Helix stock options(2)	$1,295,250	$695,793	$472,185	$-0-	$-0-
Accelerated Helix restricted stock(2)	6,668,511	6,947,391	2,538,804	3,958,188	4,113,065

Total	$7,963,761	$7,643,184	$3,010,989	$3,958,188	$4,113,065

	O. Kratz	M. Ferron	A. W. Pursell	B. Heijermans	R. Murphy

Change in control with involuntary termination without cause
2007 annual cash incentive compensation	$978,000	$978,000	$448,000	$552,000	$850,000
Cash severance payment	2,383,520	3,022,772	1,341,880	1,500,000	2,550,000
Accelerated Helix stock options(2)	1,295,250	698,793	472,185	-0-	-0-
Accelerated Helix restricted stock(2)	6,668,511	6,947,391	2,538,804	3,958,188	4,113,065
Continued health, disability and life insurance benefits	23,010	19,422	19,422	19,422	19,422
Excise tax gross up	-0-	1,669,051	730,128	1,474,529	-0-

Total	$11,348,291	$13,335,429	$5,550,419	$7,504,139	$7,532,487

Change in control with termination by executive with good cause
2007 annual cash incentive compensation	$978,000	$978,000	$448,000	$552,000	$850,000
Cash severance payment	2,383,520	3,022,772	1,341,880	1,500,000	2,550,000
Accelerated Helix stock options(2)	1,295,250	698,793	472,185	-0-	-0-
Accelerated Helix restricted stock(2)	6,668,511	6,947,391	2,538,804	3,958,188	4,113,065
Continued health, disability and life insurance benefits	23,010	19,422	19,422	19,422	19,422
Excise tax gross up	-0-	1,669,051	730,128	1,474,529	-0-

Total	$11,348,291	$13,335,429	$5,550,419	$7,504,139	$7,532,487

(1)	Named executive officers would continue to earn their base salary plus receive benefits for six months after becoming disabled prior to being terminated. Assuming notice of termination occurs on December 31, 2007, the named executive officer would have already received his base salary and bonus for such period.

(2)	Based upon the closing price of Helix stock on December 31, 2007 or $41.50 per share.

(3)	In the event Mr. Murphy is terminated without cause, his restricted stock grant dated July 1, 2006 vests 20% per year for the period of his employment.

OTHER INFORMATION

Expenses of Solicitation

We will bear the costs of soliciting proxies, including the reimbursement to record holders of their expenses in forwarding proxy materials to beneficial owners. Our directors, officers and regular employees, without extra compensation, may solicit proxies personally or by mail, telephone, fax, telex, telegraph or special letter.

Proposals and Director Nominations for 2009 Shareholders Meeting

In order for a shareholder proposal (other than for the nomination of directors) to be considered for inclusion in our proxy statement for the 2009 annual meeting, the written proposal must be received by the Corporate Secretary at our offices no later than December 9, 2008. The proposal must comply with Securities and Exchange

Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. The persons designated in the proxy card will be granted discretionary authority with respect to any shareholder proposal not submitted to us timely.

With respect to shareholder nominations of directors, a shareholder may propose director candidates for consideration by the board’s Corporate Governance and Nominating Committee. Any such recommendations should include the nominee’s name and qualifications for board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth below. In addition, our By-laws permit shareholders to nominate directors for election by the shareholders. To nominate a director, the shareholder must deliver a notice to the Corporate Secretary setting forth the name of the nominee and all information required to be disclosed in solicitations of proxies or otherwise required pursuant to Regulation 14A under the Exchange Act together with such person’s written consent to serve as a director if elected. The shareholder providing such nomination must provide his or her name and address and the class and number of voting securities held by such shareholder. Such shareholder must be a shareholder of record on the day the nomination notice is delivered to us and be eligible to vote for the election of directors at the annual meeting of shareholders. In addition, the shareholder must give timely notice to the Corporate Secretary of Helix no later than February 5, 2009. A copy of the By-laws is available from the Corporate Secretary.

All submissions to, or requests from, the Corporate Secretary should be made to our principal executive offices at 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060.

Other

Some bank brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of our annual report and proxy statement will be sent to shareholders who share the same last name and address. Householding is designed to reduce duplicate mailings and save significant printing and postage costs. If you receive a household mailing this year and would like to receive additional copies of our annual report or proxy statement, please submit your request in writing to the address set forth below.

Our 2007 Annual Report on Form 10-K, including financial statements, is being sent to shareholders of record as of March 28, 2008, together with this proxy statement.

WE WILL FURNISH TO SHAREHOLDERS WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT (INCLUDING THE ANNUAL REPORT ON FORM 10-K) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO: CORPORATE SECRETARY, HELIX ENERGY SOLUTIONS GROUP, INC., 400 NORTH SAM HOUSTON PARKWAY EAST, SUITE 400, HOUSTON, TEXAS 77060 OR BY CALLING 1 (888) 345-2347 AND ASKING FOR THE CORPORATE SECRETARY.

The Board of Directors knows of no other matters to be presented at the annual meeting. If any other business properly comes before the annual meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

By Order of the Board of Directors

Alisa B. Johnson
Corporate Secretary
Helix Energy Solutions Group, Inc.

400 North Sam Houston Parkway East, Suite 400
Houston, Texas 77060-3500
Phone (281) 618-0400

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
MAY 6, 2008
AND PROXY STATEMENT

400 North Sam Houston Parkway East
Houston, Texas 77060

--RECYCLED SYMBOL-- Printed on recycled paper.

PROXY FOR COMMON STOCK HELIX ENERGY SOLUTIONS GROUP, INC. proxy This Proxy is Solicited on Behalf of the Board of Directors The undersigned, having duly received the Notice of Annual Meeting of Shareholders and the Proxy Statement, dated April 11, 2008, hereby appoints A. Wade Pursell and Alisa B. Johnson as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned, and to vote, as designated below, all common shares of Helix Energy Solutions Group, Inc. held of record by the undersigned on March 28, 2008 at the 2008 Annual Meeting of Shareholders to be held on May 6, 2008 at 4:30 p.m. in the Greenspoint Club, 16925 Northchase, Houston, Texas 77060, and any adjournments thereof. (Please See Reverse Side)

Please detach here The Board of Directors Recommends a Vote FOR Proposal 1: You may vote on the Proposal by marking one of the following boxes. FOR the two “Class III” nominees (except as indicated below) WITHHOLD AUTHORITY 1. To elect two “Class III” directors of the Company to have a term expiring in 2011 and until his successor shall be elected and duly qualified. 01 Gordon F. Ahalt 02 Anthony Tripodo INSTRUCTION: To WITHHOLD AUTHORITY to vote for any individual nominee, write that person’s name in the space provided below. 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE CLASS I DIRECTORS INDICATED IN PROPOSAL 1 AND IN THE PROXY HOLDER’S DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. ABSTENTIONS WILL BE COUNTED TOWARD THE EXISTENCE OF A QUORUM. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2008 The Company's Proxy Statement and 2007 Annual Report to Shareholders (including our annual report on Form 10-K) for the fiscal year ended December 31, 2007 are available at www.HelixESG.com under the Investor Relations tab. Dated: Signature(s) in Box Please sign exactly as the name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.